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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(2)
Registration Statement 333-47576

Subject to Completion, dated September 27, 2001

The information in this prospectus supplement is not complete and may be changed. We may not deliver these securities until a final prospectus supplement is delivered. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 24, 2001)

1,000,000 BOXES
Morgan Stanley Dean Witter & Co.
Pharmaceutical BOXES due October 30, 2031

Basket Opportunity eXchangeablE SecuritiesSM ("BOXESSM")Patent Pending
Exchangeable for a Cash Amount Based on the Closing Prices of the Underlying Stocks of the
AMEX EQUAL WEIGHTED PHARMACEUTICAL INDEX

The Pharmaceutical BOXES are senior unsecured debt securities of Morgan Stanley Dean Witter & Co. exchangeable upon maturity, earlier exchange by a holder or redemption by us for an amount of cash based on the closing prices of the underlying stocks of the AMEX Equal Weighted Pharmaceutical Index, which we refer to as the DGE Index, on the date of exchange. Holders will not be entitled to receive the actual shares of stock underlying the Pharmaceutical BOXES either on exchange, on our redemption or at maturity.

  •
  The issue price of each Pharmaceutical BOXES is $         , which is equal to one tenth of the closing prices of the underlying stocks of the DGE Index on the date of this prospectus supplement based on the representation of those stocks in the DGE Index, plus the maximum underwriting discounts and commissions.

  •
  On the maturity date, you will receive as repayment of principal an amount of cash based on the closing prices of the underlying stocks of the DGE Index, plus accrued but unpaid base and supplemental coupon amounts. The Pharmaceutical BOXES do not guarantee any return of principal at maturity.

  •
  We will pay a quarterly base coupon on each Pharmaceutical BOXES equal to the cash distributions, if any, on the amount of stocks underlying that Pharmaceutical BOXES (less any withholding tax or foreign currency conversion fees with respect to underlying stocks of non-U.S. issuers) to the extent the DGE Index is not adjusted to reflect such payments. We will also pay an annual supplemental coupon at an annual rate of 0.05% of the lesser of one tenth of the closing value of the DGE Index on the date of this prospectus supplement and one tenth of the average closing value of the DGE Index during the preceding annual calculation period.

  •
  Beginning on November , 2001, you may exchange a minimum of 10,000 Pharmaceutical BOXES on any trading day for an amount of cash based on the closing prices of the underlying stocks of the DGE Index, plus accrued but unpaid base coupon amounts.

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  Beginning on October , 2008, we may require you to exchange your Pharmaceutical BOXES for an amount of cash based on the closing prices of the underlying stocks of the DGE Index, plus accrued but unpaid base coupon amounts.

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  We have applied to list the Pharmaceutical BOXES under the symbol "RXB" on the American Stock Exchange and the Philadelphia Stock Exchange. We may issue additional Pharmaceutical BOXES having terms identical to those we are offering under this prospectus supplement (other than price), but we are not obligated to do so.

Investment in the Pharmaceutical BOXES involves risks. See "Risk Factors" beginning on p. S-10.

PRICE $               PER PHARMACEUTICAL BOXES

	Price to Public(1)(2)	Underwriting Discounts and Commissions(2)	Proceeds to The Company(1)
Per Pharmaceutical BOXES	$	$	$
Total	$	$	$

(1)
Plus accrued interest, if any, from the original issue date.

(2)
The price to public for investors purchasing 1,000 or more Pharmaceutical BOXES in any single transaction will be subject to a reduced commission. See "Underwriter" in this prospectus supplement.

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the Pharmaceutical BOXES to purchasers, in registered book-entry form only, through The Depository Trust Company on October , 2001.

MORGAN STANLEY

October , 2001

    "Basket Opportunity eXchangeablE Securities" and "BOXES" are our service marks. "AMEX Equal Weighted Pharmaceutical Index" is a service mark of The American Stock Exchange LLC. "American Stock Exchange" and "AMEX" are federally registered trademarks of The American Stock Exchange LLC. "Philadelphia Stock Exchange" is a service mark of Philadelphia Stock Exchange, Inc.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

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SUMMARY

   The following summary describes the Pharmaceutical BOXES we are offering to you in general terms. You should read the summary together with the more detailed information contained in the rest of this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters addressed in "Risk Factors."

   The Pharmaceutical BOXES are debt securities of Morgan Stanley Dean Witter & Co. The Pharmaceutical BOXES are exchangeable for an amount of cash based on the closing prices of the underlying stocks of the DGE Index on the date of exchange and the representation of those stocks in the DGE Index. The DGE Index is published by The American Stock Exchange LLC, which we refer to as the "American Stock Exchange." The Pharmaceutical BOXES also entitle holders to receive, as interest on the Pharmaceutical BOXES, certain coupon amounts as described below under "Description of the Pharmaceutical BOXES—Interest Rate." Unlike conventional debt securities, the Pharmaceutical BOXES do not guarantee the return of principal at maturity. Beginning on October , 2008 (or earlier if the DGE Index is discontinued or suspended and there is no appropriate successor index), we have the right to redeem the Pharmaceutical BOXES as described below under "Description of the Pharmaceutical BOXES—Issuer Redemption Right."

Each of the Pharmaceutical BOXES costs $
We, Morgan Stanley, are offering our Basket Opportunity eXchangeablE Securities due October $ 30, 2031, which are exchangeable daily, beginning on November , 2001, for a cash amount based on the closing prices of the stocks underlying the DGE Index on the date of exchange, subject to the exchange conditions described below under "Description of the Pharmaceutical BOXES— Exchange Right." The issue price of each Pharmaceutical BOXES is $ , which is equal to one tenth of the closing prices of the underlying stocks of the DGE Index as of the date of this prospectus supplement based on the representation of those stocks in the DGE Index, plus the maximum underwriting discounts and commissions as set forth on the cover page of this prospectus supplement. Purchases of 1,000 or more Pharmaceutical BOXES are entitled to reduced underwriting discounts and commissions as described in "Underwriter" below.
Pharmaceutical BOXES are debt securities
The Pharmaceutical BOXES are debt securities. As a holder of the Pharmaceutical BOXES, you will not be recognized by the issuers of the underlying stocks of the DGE Index as the owner of those stocks, and you will have no rights as a stockholder with respect to any of the underlying stocks including, without limitation, the right to vote or tender or exchange the underlying stocks in any tender or exchange offer by the issuers of the underlying stocks or any third party.
The Pharmaceutical BOXES are exchangeable for a cash amount based on the closing prices of the stocks underlying the DGE Index
You will receive for each of your Pharmaceutical BOXES at maturity, or earlier upon exercise of your exchange right or our redemption of the Pharmaceutical BOXES as described in this prospectus supplement under "Description of the Pharmaceutical BOXES—Cash Settlement Value Payable at Maturity or upon Exchange or Issuer Redemption," an amount of cash based on the closing prices of the underlying stocks on the date of exchange, plus accrued but unpaid base coupon amounts and, at maturity, accrued but unpaid supplemental coupon amounts.

The American Stock Exchange first published the DGE Index on September 4, 2001. The composition of the DGE Index as of September , 2001 appears in the section of this prospectus supplement captioned "Description of the Pharmaceutical BOXES—Composition of DGE Index." Each of the issuers of the underlying stocks is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Two of the issuers of the underlying stocks, AstraZeneca PLC and GlaxoSmithKline plc, are companies incorporated

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under the laws of England and Wales. Shares of AstraZeneca common stock and GlaxoSmithKline common stock trade in the United States in the form of American Depositary Receipts or "ADRs." ADRs are depositary receipts evidencing securities of non-U.S. issuers that are held by a depositary and are traded in lieu of those securities. For a description of the risks associated with non-U.S. issuers and ADRs, see "Risk Factors" below.

Except as expressly indicated otherwise, when we refer to "underlying stocks," we mean each of the securities comprising the DGE Index including, where applicable, ADRs. In these circumstances, "per share" or "per underlying stock" amounts refer to the per ADR amounts.

You can review quarterly indicative closing values of the DGE Index from January 1, 1996 to August 31, 2001 under the section of this prospectus supplement captioned "Description of the Pharmaceutical BOXES—Indicative Information." On September 27, 2001, the closing value of the DGE Index as reported by the American Stock Exchange was $471.50. The indicative information was prepared by the American Stock Exchange as though the DGE Index had been published during that period and as though its composition mirrored the composition of the AMEX Pharmaceutical Index, or "DRG Index," an index whose weighting methodology is different from the DGE Index but otherwise whose underlying stocks are identical to those of the DGE Index. The historical indicative performance of the DGE Index is not an indication of the value of the DGE Index, and therefore the underlying stocks, at the maturity date or any other future date. The American Stock Exchange and the issuers of the underlying stocks are not affiliates of ours and are not involved in this offering. The obligations represented by the Pharmaceutical BOXES are solely those of Morgan Stanley Dean Witter & Co.
How the exchange ratios for the underlying stocks will be calculated
The exchange ratio for each underlying stock initially will be calculated by multiplying (a) the number of shares of that stock, or in the case of underlying stocks in the form of ADRs, the number of ADRs, used by the American Stock Exchange in calculating the DGE Index by (b) one tenth. The initial exchange ratio for each underlying stock is set out under "Description of the Pharmaceutical BOXES—Composition of DGE Index." The exchange ratios for the underlying stocks will be adjusted following each quarterly rebalancing of the DGE Index by the American Stock Exchange, as described below under "Description of the Pharmaceutical BOXES — The DGE Index."

The exchange ratio for each underlying stock will also be adjusted if the American Stock Exchange adjusts the composition of the DGE Index or the number of shares of the underlying stock used in calculating the DGE Index between quarterly adjustments. The American Stock Exchange may make these adjustments in order to reflect corporate events relating to an issuer of an underlying stock or when it determines to substitute a new stock for an underlying stock, to add to the underlying stocks or to contract the DGE Index by deleting an underlying stock. When the American Stock Exchange makes any rebalancing or adjustment, the exchange ratios applicable in calculating exchange values for underlying stocks will be automatically reset from and after the effective date of that adjustment.

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Pharmaceutical BOXES are exchangeable at maturity for an amount of cash based on the closing prices of the stocks underlying the DGE Index
Unlike conventional debt securities, the Pharmaceutical BOXES do not guarantee any return of principal at maturity. Instead, on the maturity date of the Pharmaceutical BOXES, we will pay to you an amount of cash, calculated as described under "Description of the Pharmaceutical BOXES—Cash Settlement Value Payable at Maturity or upon Exchange or Issuer Redemption," plus accrued but unpaid base and supplemental coupon amounts. The cash amount that you receive for your Pharmaceutical BOXES will depend on the exchange ratio of each underlying stock on the sixth trading day prior to the maturity date. The value of your Pharmaceutical BOXES will depend on the composition of the DGE Index and the exchange ratios of the underlying stocks at that time. A "trading day" means a day on which securities are traded on each of the principal U.S. securities exchanges or trading systems on which the underlying stocks are then listed or quoted.
Interest on the Pharmaceutical BOXES will vary	We will pay interest on the Pharmaceutical BOXES as follows:

• We will pay a base coupon quarterly on the 30th day of each March, June, September and December, commencing on December 30, 2001 (or if an interest payment date is not a business day in New York City, on the immediately following business day). The quarterly base coupon per Pharmaceutical BOXES will equal the sum of:

(a) each cash dividend or cash distribution other than dividends or distributions described in paragraph (b) below, if any, on any underlying stock at its respective exchange ratio and for which the "ex-dividend" date (that is, the date on and after which transactions in the underlying stock on an organized securities exchange or trading system no longer carry the right to receive that dividend or distribution) has occurred during the related quarterly calculation period with respect to that interest payment date and to the extent that the DGE Index is not adjusted by the American Stock Exchange to incorporate the value of that cash dividend or other distribution; and

(b) each extraordinary dividend, if any, paid on any underlying stock, at its respective exchange ratio, during that quarterly calculation period to the extent that the DGE Index is not adjusted by the American Stock Exchange to incorporate the value of that extraordinary dividend.

The quarterly base coupon will be reduced by withholding taxes that would be imposed on those cash amounts, with respect to underlying stocks of non-U.S. issuers, if paid to a U.S. portfolio investor and any foreign currency conversion fees or other similar amounts that would be deducted from those cash amounts if paid to a U.S. portfolio investor.

The commencement dates for the quarterly calculation periods for base coupons will be the 30th day of January, April, July and October. Base coupon amounts will be calculated from and including one commencement date to, but excluding, the next commencement date, provided that the initial quarterly calculation period will commence on, and include, the original issue date and the final quarterly calculation period will extend to, but exclude, the sixth trading day prior to the date we redeem the BOXES or the fifteenth day prior to the maturity date. The interest payment date related to each quarterly calculation period will be the interest payment date that is two months following the last day of the applicable calculation period. The calculation agent will notify The Chase Manhattan Bank, the trustee for our senior notes,

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of base coupon amounts on or before the second trading day immediately following the last day of the applicable calculation period, and base coupon amounts will be paid to holders of record on the fifteenth day of the month following the applicable calculation period or, in the case of base coupon amounts payable at maturity, holders of record on the maturity date.

An "extraordinary dividend" means (a) the full amount per share of underlying stock of any cash dividend or other cash distribution that is identified as an extraordinary or special dividend or distribution by the issuer of the relevant underlying stock including, regardless of whether identified by the issuer as extraordinary or special, any cash dividends or cash amounts paid on the underlying stocks as a result of a merger, reorganization or other corporate event involving an issuer of the underlying stocks; (b) any cash dividend or other cash distribution with respect to an underlying stock that exceeds the immediately preceding non-extraordinary cash dividend for that underlying stock by an amount equal to at least 1% of the closing price of that underlying stock on the trading day preceding the "ex-dividend" date for the payment of such cash dividend or other cash distribution; or (c) as described below under "Description of the Pharmaceutical BOXES—Interest Rate," the cash value of any non-cash dividend or distribution paid on an underlying stock.

• On the interest payment date occurring in December of each year (or if that interest payment date is not a business day in New York City, on the immediately following business day), we will also pay an annual supplemental coupon on each Pharmaceutical BOXES, which will accrue at an annual rate of 0.05% of the lesser of one tenth of the closing value of the DGE Index on the date of this prospectus supplement and one tenth of the average closing value of the DGE Index during the preceding annual calculation period. This means that the annual supplemental coupon per each Pharmaceutical BOXES can never exceed 0.05% of one tenth of the closing value of the DGE Index on the date of this prospectus supplement. Each annual calculation period will commence on, and include, the 30th day of each October and extend to, but exclude, the 30th day of the following October, except that the first calculation period will commence on, and include, the original issue date and the final calculation period will extend to, but exclude, the fifteenth day prior to the maturity date. Annual supplemental coupons will be paid to holders of record as of the fifteenth day of November following the relevant annual calculation period or, in the case of the annual supplemental coupon payable at maturity, holders of record on the maturity date. Annual supplemental coupons will accrue on the basis of a 360-day year consisting of twelve 30-day months.

Accrued but unpaid base coupon amounts are payable by us upon your exercise of your exchange right, upon any redemption by us of Pharmaceutical BOXES and at maturity of the Pharmaceutical BOXES as described under "Description of the Pharmaceutical BOXES—Interest Rate."

Accrued but unpaid supplemental coupon amounts will be payable by us on the maturity date of the Pharmaceutical BOXES but not upon your exercise of your exchange right or upon a redemption by us of the Pharmaceutical BOXES. Such accrued but unpaid supplemental coupon amounts will accrue through the trading day immediately prior to the maturity date.

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Beginning on November , 2001, holders will be able to exchange their Pharmaceutical BOXES on any trading day
Beginning on November , 2001 (but prior to the sixth trading day preceding the maturity date of the Pharmaceutical BOXES or any redemption date), you may exchange your Pharmaceutical BOXES on any trading day for an amount of cash, calculated as described below under "Description of the Pharmaceutical BOXES—Cash Settlement Value Payable at Maturity or upon Exchange or Issuer Redemption" and, except in the limited circumstances described below under "Description of the Pharmaceutical BOXES—Determination Date," determined as of the date you deliver a valid notice of exchange, which we refer to as the exchange notice date, plus accrued but unpaid base coupon amounts.

If you properly elect to exchange, on the ordinary settlement date for securities transactions, known as "regular way" settlement (currently three trading days), following the exchange notice date, we will pay a cash amount and any accrued but unpaid base coupon amounts to the trustee for delivery to you, unless there is a market disruption event, as described below under "Description of the Pharmaceutical BOXES—Market Disruption Event," with respect to any of the underlying stocks on the exchange notice date. If there is a market disruption event, settlement will occur on the later of (i) the regular way settlement date; and (ii) the second trading day after Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., as calculation agent, determines the cash amount you will receive in exchange for your tendered Pharmaceutical BOXES, as described below under "Description of the Pharmaceutical BOXES—Determination Date." In no event will settlement occur later than the fifth trading day following the exchange notice date. We refer to the ordinary settlement date for exchanges as the "exchange date." You must exchange at least 10,000 Pharmaceutical BOXES (and multiples of 100 in excess of 10,000), except when you exchange your Pharmaceutical BOXES following, and during the continuance of, a credit exchange event as described below under "Description of the Pharmaceutical BOXES—Credit Exchange Event." If the minimum requirement applies, then as a practical matter only institutions or large investors may be able to exercise their exchange right.

To exchange your Pharmaceutical BOXES, you must instruct your broker or other person through whom you hold your Pharmaceutical BOXES to take the following steps through normal clearing system channels:
• fill out an official notice of exchange, which is attached as Annex B to this prospectus supplement;
• deliver your official notice of exchange to us (which must be acknowledged by us) before 12:00 p.m. (New York City time) on any trading day; and
• transfer your book-entry interest in the Pharmaceutical BOXES to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the exchange date.

If we receive your official notice of exchange after 12:00 p.m. (New York City time) on any trading day or on any day that is not a trading day, that notice will not be effective. You will need to submit a new notice in order to exercise your exchange right on any future trading day.

We may request that MS & Co., which is one of our broker-dealer subsidiaries, purchase the Pharmaceutical BOXES you tender in consideration of the cash amount that would otherwise have been payable by us, plus accrued but unpaid base coupon amounts. MS & Co.'s agreement to purchase the tendered

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Pharmaceutical BOXES will be without prejudice to your right to proceed against us upon any failure of MS & Co. to settle the purchase when due. Any Pharmaceutical BOXES purchased by MS & Co. will remain outstanding.
Holders will also be able to exchange their Pharmaceutical BOXES upon the occurrence of a credit exchange event
If our senior debt is downgraded below A- by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or below A3 by Moody's Investors Service, Inc., and for so long as our senior debt is rated below these ratings by either or both of Standard & Poor's and Moody's, exchanges will not be subject to any minimum exchange requirement. We will instruct the trustee to notify you upon the occurrence of a credit exchange event. Our senior debt is currently rated AA- by Standard & Poor's and Aa3 by Moody's.
We will have the right to redeem the Pharmaceutical BOXES beginning on October , 2008
Beginning on October , 2008 (or earlier if the DGE Index is discontinued or suspended and there is no appropriate successor index), we will have the right to redeem the Pharmaceutical BOXES for mandatory exchange in whole, but not in part, upon at least 30 but not more than 60 days' notice to the holders of the Pharmaceutical BOXES. Should we decide to redeem the Pharmaceutical BOXES, we will pay to you an amount of cash, calculated as described in "Description of the Pharmaceutical BOXES—Cash Settlement Value Payable at Maturity or upon Exchange or Issuer Redemption" and determined as of the sixth trading day prior to the redemption date, plus accrued but unpaid base coupon amounts. No accrued but unpaid supplemental coupon amounts will be payable by us upon our redemption of the Pharmaceutical BOXES.
We may make additional issuances of Pharmaceutical BOXES
We may issue additional Pharmaceutical BOXES having terms identical to those we are offering under this prospectus supplement (other than price). Should we so decide, we intend to make new issuances on the third Thursday of any calendar month, but we may make them on any other trading day we deem appropriate.
Form of Pharmaceutical BOXES	We will issue the Pharmaceutical BOXES in book-entry form only.
MS & Co. will be the calculation agent
We have appointed MS & Co. to act as the calculation agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine, among other things, the exchange ratios used to calculate the cash amount that you will receive at maturity, if you exercise your exchange right or if we redeem the Pharmaceutical BOXES.
The characterization of the Pharmaceutical BOXES for federal income tax purposes is uncertain
No statutory, judicial or administrative authority directly addresses the characterization of the Pharmaceutical BOXES or instruments similar to the Pharmaceutical BOXES for U.S. federal income tax purposes. Pursuant to the terms of the Pharmaceutical BOXES, Morgan Stanley and you will be obligated to characterize the Pharmaceutical BOXES for all tax purposes as contracts under which we deliver at maturity or upon exchange or redemption, a cash amount determined by reference to a portfolio of stocks consisting of the underlying stocks in exchange for a fixed purchase price, as described below under "Description of the Pharmaceutical BOXES—U.S. Federal Income Tax Consequences—Taxation of the Pharmaceutical BOXES." The Internal Revenue Service may disagree with this characterization of the Pharmaceutical BOXES. See "Risk Factors" and "Description of the Pharmaceutical BOXES—U.S. Federal Income Tax Consequences—Possible Alternative Treatment" below.
Where you can find more information on the Pharmaceutical BOXES
The Pharmaceutical BOXES are senior notes issued under a shelf registration statement. You can find a general description of the securities we can offer pursuant to that shelf registration statement in the accompanying prospectus dated

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January 24, 2001. We describe the basic features of our senior notes in the section of the prospectus called "Description of Debt Securities."

Because this is a summary, it does not contain all of the information that may be important to you, including the specific procedures and deadlines governing the exchange of the Pharmaceutical BOXES, the procedures and timing of the issuer redemption provision and the calculation of the cash amount and interest you will receive in exchange for your Pharmaceutical BOXES. You should read the "Description of the Pharmaceutical BOXES" section in this prospectus supplement for a detailed description of the terms of the Pharmaceutical BOXES. You should also read about certain risks involved in investing in the Pharmaceutical BOXES, which are set out in the section called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any investment in the Pharmaceutical BOXES.
How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000.

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RISK FACTORS

   The Pharmaceutical BOXES are not secured debt and are riskier than debt securities that repay a fixed principal amount. Because the Pharmaceutical BOXES will be repaid by payment of an amount of cash based on the closing prices of the stocks underlying the DGE Index, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the Pharmaceutical BOXES. You should carefully consider whether the Pharmaceutical BOXES are suited to your particular circumstances before you decide to purchase them.

General Risk Factors

Coupon amounts on the Pharmaceutical BOXES are expected to be significantly less than on ordinary notes.
Coupon amounts payable on the Pharmaceutical BOXES will be variable and are expected in the aggregate to be significantly lower than the interest coupon amounts that we would pay on ordinary senior unsecured notes maturing at the same time as the Pharmaceutical BOXES.
You may lose your investment.
You may lose all or a substantial portion of your investment in the Pharmaceutical BOXES if the values of the underlying stocks, and therefore the value of the DGE Index, decline. We have the right to redeem the Pharmaceutical BOXES at any time on or after October , 2008 (or earlier if the DGE Index is discontinued or suspended and there is no appropriate successor index). If we redeem the Pharmaceutical BOXES, our redemption could occur at a time when the aggregate value of the underlying stocks is less than the issue price for the Pharmaceutical BOXES or then prevailing market prices for the Pharmaceutical BOXES.
The Pharmaceutical BOXES may trade at prices that do not reflect the value of the DGE Index.
The Pharmaceutical BOXES may trade at prices that do not reflect the value of the DGE Index. In addition, the Pharmaceutical BOXES may trade differently from other instruments that are benchmarked to the DGE Index.
The market price of the Pharmaceutical BOXES will be influenced by many unpredictable factors.	Several factors, many of which are beyond our control, will influence the value of the Pharmaceutical BOXES, including:

• the value of the DGE Index, which will be affected by the performance of the underlying stocks, as well as economic, financial, political, regulatory or judicial events that affect the underlying stocks and interest and yield rates in the financial markets generally;
• the dividend rate on the underlying stocks; and
• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your Pharmaceutical BOXES prior to maturity. For example, you may have to sell your Pharmaceutical BOXES at a substantial discount from your original investment in the Pharmaceutical BOXES if at the time of sale the market price of the Pharmaceutical BOXES is below the value of the Pharmaceutical BOXES at the time you purchased your Pharmaceutical BOXES. This could happen, for example, because of a decline in the value of the DGE Index or because the Pharmaceutical BOXES are trading at a discount.

You cannot predict the future performance of the DGE Index or the shares underlying the DGE Index based on the indicative performance of the DGE Index or the historical performance of the underlying stocks. We cannot give any assurance that any increase in value of some underlying stocks will not be offset by decreases in value of other underlying stocks.
Furthermore, we cannot guarantee that the value of the underlying stocks will increase so that you will receive at maturity an amount in excess of your investment in the Pharmaceutical BOXES.

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Investment in the Pharmaceutical BOXES is not the same as investing directly in the underlying stocks.
Your investment in the Pharmaceutical BOXES is not the same as a direct investment in the underlying stocks. For example, you will not have the right to receive the underlying stocks and thus will not be able to dispose of some but not all of the underlying stocks at any point in time. In addition, because we pay base coupon amounts quarterly and because there is a delay between the end of a quarterly calculation period for base coupon amounts and the related interest payment date, you may receive cash dividends or other cash amounts paid on the underlying stocks (and not reflected in a change to the DGE Index) substantially later than do holders of the underlying stocks. As an owner of the Pharmaceutical BOXES, you will not have any shareholder rights in the underlying stocks, and you should expect that the tax treatment of your investment in the Pharmaceutical BOXES will differ from a direct investment in the underlying stocks. In addition, investing in Pharmaceutical BOXES is not equivalent to investing in a mutual fund or other pooled investment entity that invests in the underlying stocks or that is benchmarked to the DGE Index. The return on your investment in the Pharmaceutical BOXES may differ from the return you might earn on a direct investment in the underlying stocks or such a fund or pooled investment over a similar period.
There are risks associated with a sector investment.
Because the Pharmaceutical BOXES will be repaid through the payment of an amount of cash based on the closing prices of the stocks underlying the DGE Index in proportion to their representation in the DGE Index, the Pharmaceutical BOXES are an investment that is dependent upon the performance of selected issuers in a particular sector of the economy—namely, the pharmaceutical industry. Consequently, the value of the Pharmaceutical BOXES may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence than an investment in a more broadly diversified group of issuers.
The DGE Index is not necessarily representative of the pharmaceutical industry.
Although the stocks underlying the DGE Index are common stocks or ADRs representing common stocks of companies generally considered to be involved in various aspects of the pharmaceutical industry, price movements in the underlying stocks, the DGE Index and the Pharmaceutical BOXES may not correlate perfectly with price movements in the entire pharmaceutical industry. If the underlying stocks or the DGE Index decline in value, your Pharmaceutical BOXES will decline in value even if the pharmaceutical industry as a whole rises in value. In addition, after pricing of the Pharmaceutical BOXES, one or more of the issuers of the underlying stocks may engage in new lines of business or may cease to be involved in the pharmaceutical industry. Due to fluctuations in the relative values of the underlying stocks, adjustments to the exchange ratios and/or changes made by the American Stock Exchange in the composition of the underlying stocks, the Pharmaceutical BOXES may come to represent a concentrated investment in one or more of the underlying stocks, which may increase your investment risk.
We are not affiliated with the issuers of the underlying stocks and have not investigated them.
We are not affiliated with any of the issuers of the stocks underlying the DGE Index and have not performed any due diligence investigation or review of any of them. You should undertake an independent investigation of the issuers of the component stocks of the DGE Index and of the DGE Index itself to the extent required in your judgment to allow you to make an informed decision with respect to an investment in the Pharmaceutical BOXES. You should continue to monitor the composition of the stocks underlying the DGE Index and the performance of the issuers of those stocks during the period of time that you hold Pharmaceutical BOXES since the underlying stocks may change over time.

We or our subsidiaries may now or in the future engage in business with one or more of the issuers of the underlying stocks, including extending loans to, or making equity investments in, any of them or their affiliates or providing underwriting or advisory services to them, including merger and acquisition advisory services. We or our affiliates may also acquire non-public information about one or more of these issuers. We have no ability to control or predict the actions of the issuers of the underlying stocks, including any corporate actions of the type that would require the American

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Stock Exchange to adjust the DGE Index. We or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying stocks. The DGE Index was compiled independently of any research recommendations and may not be consistent with any such recommendations. The issuers of the underlying stocks are not involved in the offering of the Pharmaceutical BOXES in any way and have no obligation to consider your interest as an owner of the Pharmaceutical BOXES in taking any corporate actions that might affect the value of your Pharmaceutical BOXES. None of the money you pay for the Pharmaceutical BOXES will go to the issuers of the underlying stocks.

Because the characterization of the Pharmaceutical BOXES for federal income tax purposes is uncertain, the material federal income tax consequences of an investment in the Pharmaceutical BOXES are uncertain.
There is currently no statutory, judicial or administrative authority that directly addresses the characterization of the Pharmaceutical BOXES or instruments similar to the Pharmaceutical BOXES for U.S. federal income tax purposes. Pursuant to the terms of the Pharmaceutical BOXES, Morgan Stanley and you agree to treat the Pharmaceutical BOXES as contracts under which we deliver at maturity or upon exchange or redemption a cash amount determined by reference to a portfolio of stocks consisting of the underlying stocks in exchange for a fixed purchase price, as described in "Description of the Pharmaceutical BOXES—U.S. Federal Income Tax Consequences—Taxation of the Pharmaceutical BOXES." You will be required to characterize the Pharmaceutical BOXES for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the Internal Revenue Service were successful in asserting an alternative characterization for the Pharmaceutical BOXES, the timing and character of income on the Pharmaceutical BOXES may differ. We are not requesting a ruling from the IRS with respect to the Pharmaceutical BOXES, and we cannot assure you that the IRS will agree with the conclusions expressed under "Description of the Pharmaceutical BOXES—U.S. Federal Income Tax Consequences."
The DGE Index includes securities of non-U.S. issuers.
As of the date of this prospectus supplement, the underlying stocks include two issuers incorporated under the laws of England and Wales, AstraZeneca PLC and GlaxoSmithKline plc. The shares of AstraZeneca PLC and of GlaxoSmithKline plc trade in the United States in the form of ADRs. Investments related to securities of non-U.S. issuers may involve certain special risks, including risks associated with political and economic uncertainty, currency exchange rate fluctuations, possible lower levels of disclosure and regulation in non-U.S. securities markets than in the United States, foreign exchange controls and uncertainties as to the status, interpretation and application of laws. Non-U.S. companies also are not generally subject to uniform accounting, auditing and financial reporting standards, and auditing practices and requirements may not be comparable to those applicable to U.S. companies. AstraZeneca PLC and GlaxoSmithKline plc are listed on the London Stock Exchange, and, as such, are subject to a comprehensive disclosure regime which requires continuous English-language public disclosure regarding those issuers in their home country. Those issuers are also required to file periodic reports in the U.S. under SEC rules.

The inclusion of securities of non-U.S. issuers in the underlying stocks could also adversely affect the base coupon amounts payable to holders of Pharmaceutical BOXES if cash amounts paid in respect of those securities are subject to withholding taxes or subject to reduction on account of foreign currency conversion fees or other similar amounts. In any such case, we will pay base coupon amounts based on the cash amounts in respect of those securities less withholding taxes that would be imposed on those cash amounts when paid to a U.S. portfolio investor in those securities and less any foreign currency conversion fees or other similar amounts that would be deducted from those cash amounts when paid to a U.S. portfolio investor in those securities.

Any cash amounts paid in respect of shares or ADRs of non-U.S. issuers will likely be in foreign currency, in which case exchange rate fluctuations may also negatively affect the base coupon amounts payable to holders of Pharmaceutical BOXES.

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Because the primary trading markets for the stocks of non-U.S. issuers of underlying stocks may not be U.S. stock exchanges, the trading volume of those stocks, whether in the form of common stock or ADRs, may become limited. Low trading volume or lack of liquidity for those common stocks or ADRs may adversely affect their market prices and the market prices of the Pharmaceutical BOXES.
Adjustments to the DGE Index could adversely affect the value of the Pharmaceutical BOXES.
The American Stock Exchange is solely responsible for calculating and maintaining the DGE Index. You should not conclude that the inclusion of a stock in the DGE Index is an investment recommendation by us of that stock. The American Stock Exchange can, in its sole discretion, add, delete or substitute the stocks underlying the DGE Index or make other methodological changes required by certain corporate events relating to the underlying stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the value of the DGE Index. The American Stock Exchange will also rebalance the DGE Index on a quarterly basis. Any of these actions could adversely affect the value of the Pharmaceutical BOXES.

The American Stock Exchange may discontinue or suspend calculation or publication of the DGE Index at any time. In these circumstances and upon receipt of notice from the American Stock Exchange, MS & Co., as the calculation agent, will have discretion to substitute a successor index that is substantially identical to the DGE Index. Although MS & Co. will be obligated to select a successor index without regard to its affiliation with us, MS & Co. could have an economic interest that is different than that of holders of the Pharmaceutical BOXES insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or another of its affiliates. If there is no appropriate successor index, the Pharmaceutical BOXES will be exchangeable until the maturity date for a cash amount based on the closing prices of the stocks underlying the DGE Index computed by the calculation agent in accordance with the methodology for calculating the DGE Index last in effect prior to discontinuance of the DGE Index. As a result of any adjustment to or discontinuance of the DGE Index, the Pharmaceutical BOXES may no longer reflect over time a diversified investment in the pharmaceutical industry. We will have the right to redeem the Pharmaceutical BOXES at any time that the calculation agent determines that there is no appropriate successor index, even if this occurs before October , 2008.
The composition of the underlying stocks may change over time.
As of the date of this prospectus supplement, all of the underlying stocks have been issued by issuers that are reporting companies under the Exchange Act. However, as discussed in the second preceding paragraph, the composition of the stocks underlying the DGE Index may change over time. There may be additions to the DGE Index of securities to which you may not want exposure, including securities representing an investment in non-U.S. issuers, or deletions of stocks to which you would want exposure. We have no control over the composition or calculation of the DGE Index, and you should not place undue reliance on the creditworthiness, business plans or prospects or other factors relating to any particular issuer of underlying stocks as of the date hereof.
Our hedging activity could adversely affect the value of the Pharmaceutical BOXES and the underlying stocks.
On or prior to the date of this prospectus supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Pharmaceutical BOXES by taking positions in the underlying stocks or in other instruments whose value is derived from the underlying stocks. If we pursue a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the issue price of the Pharmaceutical BOXES. Through our subsidiaries, we may adjust any hedge position throughout the life of the Pharmaceutical BOXES by purchasing and selling the underlying stocks and other instruments, including in connection with an adjustment to or rebalancing of the DGE Index. This hedging activity may adversely affect the value of the underlying stocks and, accordingly, the value of the Pharmaceutical BOXES.

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Historical dividends and other cash amounts paid on the underlying stocks are not indicative of future base coupon amounts.
The historical level of dividends and other cash cannot be amounts paid on the underlying used to predict the likely level of base coupon amounts payable on the Pharmaceutical BOXES, and stocks we cannot assure you that the level of base coupon amounts will equal or exceed historical levels.
The Pharmaceutical BOXES may not be actively traded.
There may be little or no secondary market for the Pharmaceutical BOXES even though application has been made to list the Pharmaceutical BOXES on the American Stock Exchange and the Philadelphia Stock Exchange. We cannot guarantee when or whether those listings will be granted. If there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Pharmaceutical BOXES easily. MS & Co. currently intends to act as market maker for the Pharmaceutical BOXES but is not required to do so. In addition, MS & Co. will be required to cease its market making activities during the business day prior to any subsequent issuance of the Pharmaceutical BOXES.
Supplemental coupon payments are capped.
The annual supplemental coupon payable on each Pharmaceutical BOXES will initially accrue at an annual rate of 0.05% of the lesser of one tenth of the closing value of the DGE Index on the date of this prospectus supplement and one tenth of the average closing value of the DGE Index during the preceding annual calculation period and will accrue on the basis of a 360-day year consisting of twelve 30-day months. This means that the annual supplemental coupon per each Pharmaceutical BOXES can never exceed 0.05% of one tenth of the closing value of the DGE Index on the date of this prospectus supplement.
There are restrictions on the minimum number of Pharmaceutical BOXES you may exchange.
Except for exchanges during the continuance of a credit exchange event, you must exchange at least 10,000 Pharmaceutical BOXES at any one time in order to exercise your right to exchange your Pharmaceutical BOXES for a cash amount. If the minimum requirement applies, then as a practical matter only institutions or large investors may be able to exercise their exchange right.
Risk factors specific to companies involved in the pharmaceutical industry
Pharmaceutical company stock prices are volatile, which will directly affect the price volatility of the Pharmaceutical BOXES.
The trading prices of pharmaceutical companies' common stocks have been and are likely to continue to be volatile. A pharmaceutical company's stock price will fluctuate, and could fluctuate significantly, in response to various factors and events, including the following:
• differences between actual financial or operating results and those expected by investors and analysts;
• announcements of technological innovations or new commercial products by the company, its competitors or the scientific and research community;
• developments in patent or proprietary rights;
• public concern as to the safety or other implications of pharmaceutical products;
• changes in reimbursement policies or medical practices;
• announcements by the company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
• failure to integrate or realize projected benefits from acquisitions;
• changes in government regulations; and
• fluctuations in financial or operating results.
Overall stock market fluctuations, as well as general political and economic conditions, may also affect a pharmaceutical company's stock price.
The efforts of government entities and third party payors to contain health care costs may adversely affect pharmaceutical companies.
The ability of many pharmaceutical companies to commercialize current and any future products depends in part on the extent to which reimbursement for the cost of such products and related treatments is available from government health agencies, private health insurers and other third-party payors. Reimbursement policies for existing products may change at any time.

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Government and other third-party payors are increasingly attempting to contain health care costs by a variety of means, including limiting both the degree of coverage and the level of reimbursement for new therapeutic products. In the United States, there have been, and there will likely continue to be, a number of federal and state proposals that limit the amount that federal and state governments will pay to reimburse the cost of pharmaceutical products. In foreign markets, pharmaceutical products are subject to price and market regulations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products.

Significant uncertainty exists as to the reimbursement status of health care products, and there can be no assurance that adequate third-party coverage will be available for pharmaceutical companies to obtain satisfactory price levels for their products. If pharmaceutical companies do not obtain adequate coverage and reimbursement levels from government and other third-party payors for use of existing and potential products, the costs and market acceptance of their products could be adversely affected.

Also, many managed health care organizations are limiting their formularies, which are lists of the pharmaceutical products covered under the health insurance plans they offer. The resulting competition among pharmaceutical companies to place their products on these formulary lists has reduced prices across the industry.
Pharmaceutical companies and products are subject to extensive and costly government regulation.
Pharmaceutical companies and products are subject to extensive regulation by governmental regulatory authorities in countries throughout the world. These regulations govern a range of activities, including clinical testing, marketing approval, manufacturing, quality assurance, labeling, advertising, record-keeping and the disposal of waste products.

Products require extensive pre-clinical and other testing, clinical trials, government review and final approval before any marketing of the products is permitted. These procedures could take a number of years and involve the expenditure of substantial resources. The success of a company's products will depend, in part, upon obtaining and maintaining regulatory approval to market products.

In many countries, governmental regulatory authorities also regulate the manufacturing process for pharmaceutical products and subject manufacturing facilities to periodic inspection. Regulatory agencies may close manufacturing facilities that are not in compliance with regulations.

The failure to obtain necessary government approvals, the restriction, suspension or modification of existing approvals or the failure to comply with regulatory requirements can result in fines, unanticipated expenditures, product delays, non-approval, recall, interruption of production and even criminal prosecution. Delays and uncertainties in the approval process can result in lost market opportunities.
Research and development by pharmaceutical companies may not result in successful products.
Development of a product requires substantial technical, financial and human resources, and the research and development process can encompass many years from a research discovery to a commercial product launch. Because research and development expenses are often made before it is known whether a product will be commercially viable, there can be no assurance that the revenues, if any, generated by a product will recover its costs of development.

Pharmaceutical companies conduct research and development in stages. During any stage, a substantial risk exists that a pharmaceutical company will not achieve its goals and that it will have to abandon the research and development process, despite the substantial investment that it may have already made. Many products that appear promising may not be introduced as a commercial product for many reasons, including:
• results indicating lack of effectiveness or harmful side effects in laboratory testing or clinical trials;
• failure to obtain necessary regulatory approvals;

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• inability to develop manufacturing methods that are both cost-effective and in compliance with regulatory standards; and
• competing proprietary rights.
Delays or unanticipated increases in costs in the research and development of a product could adversely affect a pharmaceutical company's business, results of operation and financial condition.
Pharmaceutical companies face intense competition from new proprietary products and less costly generic products.
The pharmaceutical industry is highly competitive. Many pharmaceutical companies are major international corporations with substantial resources for research and development, production and marketing. Proprietary pharmaceutical products face intense competition from similar proprietary products produced by competitors.

Proprietary pharmaceutical products also face increasing competition from similar generic products. In order to obtain regulatory approval, a manufacturer of a generic pharmaceutical product typically needs only to demonstrate that its product is equivalent to a drug, unprotected by patent, that it wishes to copy. Furthermore, a manufacturer of a generic product is generally able to obtain regulatory approval without investing in costly and time-consuming clinical trials. As a result of their substantially reduced development costs, generic products sell at lower prices than the original proprietary product, and the introduction of a generic product can significantly reduce revenues generated by a pharmaceutical product whose patent has expired.
Pharmaceutical companies must keep pace with rapid technological change to remain competitive.
The pharmaceutical industry is highly competitive and subject to rapid and significant technological change. The success of a pharmaceutical company will depend largely on its ability to maintain a competitive position, which is determined in part by the effectiveness and marketing of its products. However, a competitor may achieve product commercialization earlier or obtain dominant patent protection that severely restricts the activities of another pharmaceutical company. Also, any product, process or technological advancement that a pharmaceutical company may develop could become obsolete before research and development expenses are recovered.
Pharmaceutical companies may be unable to protect their intellectual property rights or may be the subject of intellectual property infringement claims.
The success of many pharmaceutical companies is highly dependent on their ability to obtain patents, to defend existing patents and trade secrets and to operate in a manner that does not infringe the proprietary rights of other pharmaceutical companies. Many pharmaceutical companies rely on patents and other intellectual property rights to establish and protect proprietary rights in their current and future products and technologies. The validity and scope of patents in the pharmaceutical industry are uncertain and involve complex legal and factual questions and issued patents may be revoked or modified by the relevant patent authorities or courts. Patent disputes are frequent in the pharmaceutical industry and often result in litigation that is time consuming and expensive and that may subject a pharmaceutical company to significant liabilities to third parties. These claims, whether meritorious or not, can also:
• preclude or delay the successful introduction of new products and technologies;
• force a pharmaceutical company to enter into an undesirable royalty or licensing arrangement; or
• force a pharmaceutical company to cease production and marketing of its products.

Many pharmaceutical companies also rely on trade secrets and proprietary know-how that they seek to protect through confidentiality agreements with their employees, consultants and partners. There can be no assurance that such parties will abide by these agreements or that courts will enforce them.
Pharmaceutical companies may incur significant product liability expenses.
Pharmaceutical companies are exposed to potential product liability risks through the conduct of their business activities, including the testing, manufacturing, marketing and sale of many of their products and technologies. Substantial damage awards have been granted against pharmaceutical companies based on claims for injuries allegedly caused by the use of their products. Product liability claims may be made by consumers, health care providers, pharmaceutical companies or others. Many pharmaceutical companies

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obtain only limited product liability insurance, and there can be no assurance that a pharmaceutical company will be able to maintain or even obtain product liability insurance, that it will continue to be able to obtain adequate product liability insurance on reasonable terms or that any product liability insurance obtained will provide adequate coverage against potential liabilities. One or more successful product liability claims against a pharmaceutical company could materially and adversely affect its business, results of operations and financial condition.
Many pharmaceutical companies are dependent on their ability to attract and retain highly-skilled personnel.
The success of many pharmaceutical companies is highly dependent on the experience, abilities and continued services of key executive officers, scientific personnel and other skilled personnel and on their ability to develop and maintain relationships with qualified clinical researchers. Because competition for qualified personnel is intense, there is no certainty that pharmaceutical companies will be able to continue to attract and retain qualified personnel or that they will continue to develop and maintain relationships with clinical researchers. If these companies were unable to attract and retain additional key personnel, or if they were unable to retain and motivate their existing key personnel, their business, financial condition and results of operations could be adversely affected.

The international operations of many pharmaceutical companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations and other risks inherent to international business.	Many pharmaceutical companies have international operations that are essential parts of their business, exposing them to risks inherent to international business, including:
• risks resulting from general economic, social and political conditions in foreign markets;
• difficulties enforcing intellectual property rights, agreements and the collection of receivables through certain foreign legal systems;
• currency fluctuations; and
• changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions.
Efficacy or safety concerns with respect to products marketed by pharmaceutical companies may lead to product recalls or withdrawals or to declining sales.	Efficacy or safety concerns with respect to products marketed by pharmaceutical companies, whether or not scientifically justified, may lead to product recalls, withdrawals or declining sales.

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DESCRIPTION OF THE PHARMACEUTICAL BOXES

   Terms not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus. The term "Pharmaceutical BOXES" refers to each of our Basket Opportunity eXchangeablE Securities due October 30, 2031 based on the DGE Index. In this prospectus supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Maturity Date	October 30, 2031
Issue Price
$ per Pharmaceutical BOXES. The Issue Price is calculated as the sum of one tenth of the aggregate closing prices of the Underlying Stocks (as defined below) as of the date of this prospectus supplement at their respective Exchange Ratios (as defined below), plus the maximum underwriting discounts and commissions. Investors purchasing 1,000 or more Pharmaceutical BOXES in any single transaction will be subject to a reduced commission. See "Underwriter" below.
Underwriting Discounts and Commissions
$ per Pharmaceutical BOXES. The maximum underwriting discounts and commissions are equal to 2.0% of one tenth of the aggregate closing prices of the Underlying Stocks on , 2001, at their respective Exchange Ratios. Investors purchasing 1,000 or more Pharmaceutical BOXES in any single transaction will be subject to a reduced commission. See "Underwriter" below.
Trading Day	A day on which securities are traded on each of the principal U.S. securities exchanges or trading systems on which the stocks underlying the DGE Index are then listed or quoted.
Exchange Notice Date
Beginning November , 2001, any Trading Day on which a holder delivers an Official Notice of Exchange to us (which must be acknowledged by us) before 12:00 p.m. (New York City time), except that no Exchange Notice Date may occur on or after six Trading Days prior to the Maturity Date or any Early Redemption Date (as defined below under "—Issuer Redemption Right").
Exchange Date
The date on which the exercise of a holder's exchange right is settled. The Exchange Date is scheduled to be the regular way settlement date for securities transactions occurring on the Exchange Notice Date (as defined below), but it may be later than that date if: (i) you fail timely to deliver your Pharmaceutical BOXES to the Trustee or to fulfill the conditions of your exchange in accordance with "—Exchange Right" below; or (ii) in certain circumstances, a Market Disruption Event (as defined below) has occurred. See "—Determination Date" and "—Exchange Right" below.
Cash Settlement Value Payable at Maturity or upon Exchange or Issuer Redemption
Each Pharmaceutical BOXES is exchangeable on the Maturity Date, an Early Redemption Date or any Exchange Date, as applicable, for an amount of cash equal to the sum of the Exchange Values (as defined below) of each of the Underlying Stocks, determined on the appropriate Determination Date (as defined below).
Determination Date
For purposes of calculating the Cash Settlement Value payable on the Maturity Date, the Exchange Value for an Underlying Stock will be calculated on the sixth Trading Day immediately prior to the Maturity Date, unless there is a Market Disruption Event with respect to that Underlying Stock on that date.

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For purposes of calculating the Cash Settlement Value payable on any Early Redemption Date, the Exchange Value for an Underlying Stock will be calculated on the sixth Trading Day immediately prior to the Early Redemption Date, unless there is a Market Disruption Event with respect to that Underlying Stock on that date.

For purposes of calculating the Cash Settlement Value payable on any Exchange Date, the Exchange Value for an Underlying Stock will be calculated on the Exchange Notice Date, unless there is a Market Disruption Event with respect to that Underlying Stock on that date.

If a Market Disruption Event occurs with respect to an Underlying Stock on the day its Exchange Value is scheduled to be calculated for purposes of determining the Cash Settlement Value payable, the Determination Date will be the immediately succeeding Trading Day on which no Market Disruption Event has occurred with respect to that Underlying Stock. The Determination Date for any Underlying Stock, however, will be no later than (i) the second Trading Day preceding the Maturity Date; (ii) the second Trading Day preceding the Early Redemption Date; or (iii) the third Trading Day following an Exchange Notice Date, as the case may be. If a Market Disruption Event occurs on the date specified in clause (i), (ii) or (iii) of the preceding sentence with respect to any Underlying Stock for which the Exchange Value has not previously been determined, then the Exchange Value of that Underlying Stock will be calculated on that date using the Market Price determined by the Calculation Agent as described below under "—Market Price."
Original Issue Date (Settlement Date)	October , 2001
Ranking	The Pharmaceutical BOXES are senior unsecured notes and rank equally with all of our other unsecured and unsubordinated debt.
CUSIP
Minimum Denominations
100 Pharmaceutical BOXES and multiples of 100. Underlying Stocks The securities included in the DGE Index from time to time, whether common stocks or ADRs. Except as expressly indicated otherwise, when referring to an Underlying Stock that is an ADR, "per share" or "per Underlying Stock" amounts refer to the per ADR amounts.
Interest Rate	We will pay interest on the Pharmaceutical BOXES as follows:
•
Base Coupons. We will pay a base coupon quarterly on each Interest Payment Date (as defined below under " — Interest Payment Dates"). The quarterly base coupon per Pharmaceutical BOXES will equal the sum of (i) each cash dividend or cash distribution other than dividends or distributions described in clause (ii) below, if any, on any Underlying Stock at its respective Exchange Ratio and for which the "ex-dividend" date (that is, the date on which transactions in the Underlying Stock on an organized securities exchange or trading system no longer carry the right to receive that dividend or distribution) has occurred during the related quarterly calculation period; and (ii) each extraordinary dividend, if any, paid on any Underlying Stock, at its respective Exchange Ratio, during such quarterly calculation period; provided that the base coupon will not

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include any dividends or distributions referred to in clause (i) or (ii) above whose value the American Stock Exchange incorporates into the DGE Index. Except as otherwise provided in the fourth paragraph of this section, cash dividends or other cash distributions on an Underlying Stock will be considered to have accrued for purposes of calculating base coupon amounts as of the "ex-dividend" date (in the case of cash dividends and distributions referred to in clause (i) above) or the date the dividend or distribution is paid (in the case of dividends and distributions referred to in clause (ii) above). The quarterly base coupon will be reduced by withholding taxes that would be imposed on those cash amounts, with respect to Underlying Stocks of non-U.S. issuers, if paid to a U.S. portfolio investor and any foreign currency conversion fees or other similar amounts that would be deducted from cash amounts if paid to a U.S. portfolio investor.

The commencement dates for the quarterly calculation periods for base coupons will be the 30th day of January, April, July and October. Base coupon amounts will be calculated from and including one commencement date to, but excluding, the next commencement date, provided that the initial quarterly calculation period will commence on, and include, the Original Issue Date and the final quarterly calculation period will extend to, but exclude, either the fifteenth day prior to the Maturity Date or the sixth Trading Day prior to the Early Redemption Date, as applicable. The Interest Payment Date related to each quarterly calculation period will be either the Interest Payment Date that is two months following the last day of the applicable calculation period or, with respect to the final quarterly calculation period, the Maturity Date or the Early Redemption Date, as applicable. The Calculation Agent will notify the Trustee of base coupon amounts on or before the second Trading Day immediately following the last day of the applicable calculation period, and base coupon amounts will be paid to holders of record on the fifteenth day of the month following the applicable calculation period or, in the case of base coupon amounts payable at maturity or upon our redemption, holders of record on the Maturity Date or the Early Redemption Date, as applicable.

An "extraordinary dividend" means (a) the full amount per share of any cash dividend or other cash distribution that is identified as an extraordinary or special dividend or distribution by the issuer of the relevant Underlying Stock, or in the case of Underlying Stocks in the form of ADRs, the issuer of the stock evidenced by the ADR, including, regardless of whether identified by the issuer as extraordinary or special, any cash dividends or cash amounts paid on an Underlying Stock as a result of a merger, reorganization or other corporate event involving an issuer of the Underlying Stock; (b) any cash dividend or other cash distribution with respect to an Underlying Stock that exceeds the immediately preceding non-extraordinary cash dividend for that Underlying Stock by an amount equal to at least 1% of the closing price of that Underlying Stock on the Trading Day preceding the "ex-dividend" date for the payment of such cash dividend or other cash distribution; or (c) the cash value of any non-cash dividend or distribution on an Underlying Stock.

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The cash value of a non-cash dividend or distribution (or any portion of a non-cash dividend or distribution) that is paid in Marketable Securities will be an amount equal to the Market Price of those Marketable Securities on the Trading Day immediately following the day on which the Non-Cash Distribution is paid times the number of shares or notes of those Marketable Securities paid per units of the relevant Underlying Stock. The cash value of a non-cash dividend or distribution (or any portion of a non-cash dividend or distribution) that is not paid in Marketable Securities will be an amount equal to the market value of that non-cash dividend or distribution per share of the relevant Underlying Stock on the date on which that dividend or distribution is paid, as determined by a nationally recognized independent investment bank the Calculation Agent retains for that purpose, whose determination will be final.
"Marketable Securities" are any perpetual equity securities that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market.

Base coupon amounts will accrue on the Pharmaceutical BOXES with respect to an Underlying Stock only if the Underlying Stock was included in the DGE Index on or prior to the record date for the related cash dividend or other cash payment on the Underlying Stock. This means, for example, that base coupon amounts will not include an ordinary cash dividend paid on an Underlying Stock that was added to the DGE Index during the quarterly calculation period to the extent the "ex-dividend" date for that cash dividend occurred on or prior to the date the Underlying Stock was added to the DGE Index. On the other hand, for example, if an Underlying Stock is removed from the DGE Index on or after the "ex-dividend" date for an ordinary cash dividend, you will be entitled to receive that cash dividend on the Interest Payment Date following the quarterly calculation period in which such "ex-dividend" date occurs. Base coupon amounts payable in respect of each Pharmaceutical BOXES will be calculated on the basis of the cash dividends paid in respect of each share of Underlying Stock, or in the case of Underlying Stocks in the form of ADRs, each ADR represented by that Pharmaceutical BOXES, based on the applicable Exchange Ratios on the day prior to the "ex-dividend" date for that dividend. You will not receive any non-cash dividends or distributions on any Underlying Stock.
•
Annual supplemental coupons. On the Interest Payment Date occurring in December of each year, we will also pay an annual supplemental coupon on each Pharmaceutical BOXES, which will accrue at an annual rate of 0.05% of the lesser of one tenth of the Closing Value (as defined below) of the DGE Index on the date of this prospectus supplement and one tenth of the average closing value of the DGE Index during the preceding annual calculation period. This means that the annual supplemental coupon per each Pharmaceutical BOXES can never exceed 0.05% of one tenth of the Closing Value of the DGE Index on the date of this prospectus supplement. For purposes of calculating the annual supplemental coupon, the average closing value of the DGE Index during the preceding annual calculation period will equal the sum of the Closing

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Values of the DGE Index on each Trading Day in that calculation period divided by the number of Trading Days in that calculation period. The fraction used in calculating supplemental coupon amounts is subject to adjustment in certain circumstances as described below under "—Adjustments to the Pharmaceutical BOXES." Each annual calculation period will begin on, and include, the 30th day of each October and extend to, but exclude, the 30th day of the following October except that the first calculation period will begin on, and include, the Original Issue Date and the last calculation period will extend to, but exclude, the fifteenth day prior to the Maturity Date. The Calculation Agent will notify the Trustee of supplemental coupon amounts on or before the second Trading Day immediately following the last day of the applicable calculation period and annual supplemental coupons will be paid to either holders of record as of the fifteenth day of November following the relevant annual calculation period or, in the case of the annual supplemental coupon payable at maturity, holders of record on the maturity date. Annual supplemental coupons will accrue on the basis of a 360-day year consisting of twelve 30-day months.

Accrued but unpaid base coupon amounts are payable by us upon your exercise of your exchange right, upon any redemption by us of Pharmaceutical BOXES and at maturity of the Pharmaceutical BOXES. The base coupon amounts you will receive upon exchange will be calculated up to, and including, the Exchange Notice Date or up to but excluding the sixth Trading Day prior to the Early Redemption Date (as defined below under " — Issuer Redemption Right") or the fifteenth day prior to the Maturity Date, as the case may be.

Accrued but unpaid supplemental coupon amounts will be payable by us on the Maturity Date but not upon your exercise of your exchange right or upon an early redemption by us of the Pharmaceutical BOXES. Accrued but unpaid supplemental coupon amounts paid on the Maturity Date will be accrue through the Trading Day immediately prior to the Maturity Date.
Interest Payment Dates
The 30th day of each March, June, September and December, including the Maturity Date, commencing on December 30, 2001, or if any such day is not a Business Day (as defined below) in New York City, the immediately following Business Day. In the event that the payment is made on the immediately following Business Day, no interest on the payment will accrue for the period from and after the Interest Payment Date or the Maturity Date (or any redemption or repayment date) to that immediately following Business Day. Interest will be paid to the persons in whose name the Pharmaceutical BOXES are registered at the close of business on the applicable record date, which will be either the fifteenth day of the month following the applicable calculation period or, in the case of base and supplemental coupon amounts payable at maturity, the Maturity Date, whether or not that day is a Business Day. In addition, Interest Payment Dates are subject to adjustment in certain circumstances relating to the early redemption of the BOXES. See "—Issuer Redemption Right" below.
Early Redemption Notice Date	The date, if any, on which we exercise our redemption right with respect to the Pharmaceutical BOXES, as described under "—Issuer

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Redemption Right" and "—Discontinuance of the DGE Index; Successor Index; Issuer Redemption Right" below.
Business Day
Any day except Saturday, Sunday and any day that is in New York City a legal holiday or a day on which banking institutions or securities exchanges are authorized or required by law or other governmental action to close.
Closing Value	The closing value of the DGE Index, as reported by the American Stock Exchange on a specified date.
Exchange Right
Beginning November , 2001, you may, subject to the Minimum Exchange Amount (as defined below), exchange your Pharmaceutical BOXES for your Cash Settlement Value, plus accrued but unpaid base coupon amounts up to, and including, the Exchange Notice Date, by instructing your broker or other person through whom you hold your Pharmaceutical BOXES to take the following steps through normal clearing system channels:
• fill out an Official Notice of Exchange, which is attached as Annex B to this prospectus supplement;
• deliver your Official Notice of Exchange to us (which must be acknowledged by us) before 12:00 p.m. (New York City time) on any Trading Day; and
• transfer your book-entry interest in the Pharmaceutical BOXES to the Trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the Exchange Date.

If we receive your Official Notice of Exchange after 12:00 p.m. (New York City time) on any Trading Day or on any day that is not a Trading Day, that notice will not be effective, and you will need to submit a new notice in order to exercise your exchange right on any future Trading Day. Subject to your proper instruction of the DTC participant through whom you hold your Pharmaceutical BOXES (as described below), we will deliver your Cash Settlement Value, plus accrued but unpaid base coupon amounts, to the Trustee for payment to you for regular way settlement (currently three Trading Days), unless there is a Market Disruption Event (as described below) with respect to one or more of the Underlying Stocks on the Exchange Notice Date (and, so long as the regular way settlement date is three Trading Days, a Market Disruption Event occurs, or is continuing with respect to such Underlying Stock(s) on the Trading Day following the Exchange Notice Date).

If there is a Market Disruption Event, settlement will occur on the later of (i) the regular way settlement date; and (ii) the second Trading Day after the last Determination Date on which MS & Co. determines the Cash Settlement Value of your tendered Pharmaceutical BOXES, as described under "—Determination Date" above. In no event will settlement occur later than the fifth Trading Day following the Exchange Notice Date.

We may request that MS & Co. purchase the Pharmaceutical BOXES you tender in consideration of the Cash Settlement Value that would otherwise have been payable by us, plus accrued but unpaid base coupon amounts. MS & Co.'s agreement to purchase the tendered

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Pharmaceutical BOXES will be without prejudice to your right to proceed against us upon any failure by MS & Co. to settle the purchase when due. Any Pharmaceutical BOXES purchased by MS & Co. will remain outstanding.

Since the Pharmaceutical BOXES will be held only in book-entry form, only DTC may exercise the exchange right with respect to the Pharmaceutical BOXES. Accordingly, beneficial owners of Pharmaceutical BOXES that desire to have all or any portion of their Pharmaceutical BOXES exchanged must instruct the participant through which they own their interest to direct DTC to exercise the exchange right on their behalf by forwarding the Official Notice of Exchange to us as discussed above. In order to ensure that the instructions are received by us on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Pharmaceutical BOXES should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of Pharmaceutical BOXES relating to the right to exchange their Pharmaceutical BOXES will be irrevocable. In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Pharmaceutical BOXES, on DTC's records, to the Trustee on our behalf. See "—Book-Entry Form."

If the Exchange Date for the exchange of your Pharmaceutical BOXES is after the conclusion of a quarterly calculation period and prior to the "ex-interest" date for the Interest Payment Date relating that quarterly calculation period, on the Exchange Date you will be entitled to base coupon amounts that have accrued from and including the commencement date of that quarterly calculation period to and including the applicable Exchange Notice Date. The "ex-interest" date for any Interest Payment Date is the date on which purchase transactions in the Pharmaceutical BOXES no longer carry the right to receive the interest payable on that Interest Payment Date.

If the Exchange Date for the exchange of your Pharmaceutical BOXES is on or after the "ex-interest" date for an Interest Payment Date and prior to that Interest Payment Date, on the Exchange Date you will only be entitled to your Cash Settlement Value plus any base coupon amounts that have accrued from but excluding the last day of the quarterly calculation period relating to that Interest Payment Date to and including the Exchange Notice Date.
Minimum Exchange Amount
In order to exercise your exchange right, you must exchange at least 10,000 Pharmaceutical BOXES, or multiples of 100 in excess of 10,000. The Minimum Exchange Amount will not apply so long as a Credit Exchange Event (as defined below under "—Credit Exchange Event") has occurred and is continuing.
Issuer Redemption Right
Beginning on October , 2008 (or earlier if the DGE Index is discontinued or suspended and there is no appropriate successor index), upon at least 30 but not more than 60 days' notice to holders of Pharmaceutical BOXES, we may redeem the Pharmaceutical BOXES for mandatory exchange in whole, but not in part. If we redeem the

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Pharmaceutical BOXES, we will pay to you on the date fixed by us in our redemption notice for settlement of the redemption (the "Early Redemption Date"), your Cash Settlement Value, as described under "—Cash Settlement Value Payable at Maturity or upon Exchange or Issuer Redemption" above, plus accrued but unpaid base coupon amounts, as described under "—Interest Rate" above, upon delivery of your Pharmaceutical BOXES to the Trustee.

You will continue to be entitled to exercise your exchange right as described under "—Exchange Right" above on or after the Early Redemption Notice Date up to but excluding the sixth Trading Day immediately preceding the Early Redemption Date.

If the Early Redemption Notice Date is after the conclusion of a quarterly calculation period but prior to the "ex-interest" date for the Interest Payment Date relating to that quarterly calculation period, that Interest Payment Date and the related Record Date will be suspended and on the Early Redemption Date holders of the BOXES on that Early Redemption Date will be entitled to your Cash Settlement Value plus any base coupon amounts that have accrued from and including the commencement date of that quarterly calculation period to but excluding the sixth Trading Day prior to the Early Redemption Date.

If the Early Redemption Notice Date is after the conclusion of a quarterly calculation period and on or after the "ex-interest" date for the Interest Payment Date relating to that quarterly calculation period, we will pay on the Early Redemption Date to the holders of the BOXES on the Early Redemption Date any base coupon amounts that have accrued from but excluding the last day of the quarterly calculation period relating to that Interest Payment Date to but excluding the sixth Trading Day prior to the Early Redemption Date, and we will pay to holders of the BOXES on the Record Date relating to that Interest Payment Date base coupon amounts accruing during the quarterly calculation period relating to that Interest Payment Date either: (i) on that Interest Payment Date, if that Interest Payment Date is prior to the Early Redemption Date, or (ii) on the Early Redemption Date, if that Interest Payment Date is on or after the Early Redemption Date.
Exchange Ratios
The Exchange Ratios for each Underlying Stock initially will be calculated by multiplying (a) the number of shares of that Underlying Stock, after appropriate adjustments (including those relating to the Divisor (as defined below under "—The DGE Index"), used by the American Stock Exchange in calculating the DGE Index by (b) one tenth.

The Calculation Agent will adjust the Exchange Ratios for the Underlying Stocks following each quarterly rebalancing of the DGE Index by the American Stock Exchange (as described below under "—The DGE Index"). The Calculation Agent will also adjust an Exchange Ratio (x) if the American Stock Exchange adjusts the composition of the DGE Index, the Divisor or the number of shares of the Underlying Stock used in calculating the DGE Index between quarterly rebalancings; (y) in accordance with the third and fifth paragraphs of the section captioned "—Discontinuance of the DGE Index; Successor Index; Issuer Redemption Right"; and (z) in accordance with the section captioned "—Adjustments to the Pharmaceutical BOXES." No such adjustment will be made, however,

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if the Calculation Agent determines that such change by the American Stock Exchange contains or is the result of a manifest error. In such case, any exchange will be made at the Exchange Ratio then in effect without regard to such manifest error.
Exchange Value
The Exchange Value for each Underlying Stock will be calculated by multiplying (a) the Underlying Stock's Exchange Ratio by (b) the Underlying Stock's Market Price on the applicable Determination Date.
Composition of DGE Index
The following table lists, as of the date of this prospectus supplement, the Underlying Stocks, the principal U.S. exchange or trading system on which each Underlying Stock is listed or quoted, the ticker symbol of each Underlying Stock, the percentage of the value of the DGE Index represented by each Underlying Stock and the Exchange Ratio of each Underlying Stock per one Pharmaceutical BOXES:
Issuer	Principal Exchange	Ticker	Percent of Value	Exchange Ratio
Abbott Laboratories	NYSE	ABT	6.64%	0.061373
American Home Products Corporation	NYSE	AHP	6.62%	0.053368
Amgen Inc.	NASDAQ	AMGN	6.48%	0.051366
AstraZeneca PLC	NYSE	AZN	6.63%	0.067710
Bristol-Myers Squibb Company	NYSE	BMY	6.71%	0.056703
Forest Laboratories, Inc.	NYSE	FRX	7.08%	0.045029
GlaxoSmithKline plc	NYSE	GSK	6.92%	0.058371
IVAX Corporation	AMEX	IVX	6.90%	0.152765
Johnson & Johnson	NYSE	JNJ	6.40%	0.055369
King Pharmaceuticals, Inc.	NYSE	KG	6.72%	0.075715
Eli Lilly and Company	NYSE	LLY	6.63%	0.039025
Merck & Co., Inc.	NYSE	MRK	6.18%	0.044028
Pfizer Inc.	NYSE	PFE	6.80%	0.080718
Pharmacia Corporation	NYSE	PHA	6.40%	0.075382
Schering-Plough Corporation	NYSE	SGP	6.89%	0.088390
The initial selection of the Underlying Stocks was based on the composition of the DRG Index as of June 15, 2001.

The composition of the stocks underlying the DGE Index is likely to change over time and the Cash Settlement Value you receive upon exchange of your Pharmaceutical BOXES or upon a redemption by us or at maturity of the Pharmaceutical BOXES may be based on different stocks than the stocks underlying the DGE Index as of the date of this prospectus supplement.
The DGE Index
We have derived all information regarding the DGE Index contained in this prospectus supplement, including its composition, method of calculation and changes in its components, from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, the American Stock Exchange. The American Stock Exchange has no obligation to continue to publish, and may discontinue or suspend publication of, the DGE Index at any time. A list of the issuers of the Underlying Stocks of the DGE Index at any time is available from the American Stock Exchange. The American Stock Exchange's address is 86 Trinity Place, New York, NY 10006, and its telephone number is (212) 306-1000.

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The DGE Index is a stock index calculated and published by the American Stock Exchange that measures the composite price performance of selected stocks of companies whose primary business involves the manufacture of prescription and non-prescription drugs and other related health products. The American Stock Exchange has published the DGE Index since September 4, 2001. The DGE Index currently is based on 15 highly capitalized and widely held underlying common stocks or ADRs trading as National Market securities through the facilities of The Nasdaq National Market or on the American Stock Exchange or the New York Stock Exchange, Inc. (the "NYSE") and representing a limited cross-section of pharmaceutical industry issuers.

The DGE Index is an equal-dollar weighted index (i.e., each Underlying Stock is represented in approximately equal dollar amounts in the index). The value of the DGE Index was initially calculated by (i) determining the number of shares (to the nearest whole share) that would represent an investment of $10,000 in each Underlying Stock at their closing prices on June 15, 2001; (ii) multiplying the resulting number of shares for each Underlying Stock by the closing price for that Underlying Stock on June 15, 2001; (iii) calculating the sum of all those products; and (iv) dividing such sum by a divisor (the "Divisor") which established a base value for the DGE Index. The Divisor was initially set at 300.08645 to yield a benchmark value for the DGE Index of 500.00 as of the close of trading on June 15, 2001.

The value of the DGE Index at any time equals the aggregate market value (based on U.S. primary market prices) of the assigned number of shares of each Underlying Stock divided by the Divisor. Each quarter, following the close of trading on the third Friday of March, June, September and December, the American Stock Exchange will adjust the number of shares of each Underlying Stock so that the number of shares of each Underlying Stock again represents an equal dollar amount. If necessary, the American Stock Exchange will adjust the Divisor to ensure continuity of the DGE Index's value. The adjusted portfolio will become the basis for the DGE Index's value on the first Trading Day following the quarterly adjustment.

The number of shares of each Underlying Stock will remain fixed between quarterly adjustments except in the event of certain types of corporate actions, such as the payment of a dividend (other than an ordinary cash dividend), stock distributions, stock splits, reverse stock splits, rights offerings, or a distribution, reorganization, recapitalization, or similar events with respect to an Underlying Stock. The number of shares of an Underlying Stock will also be adjusted in the event of a merger, consolidation, dissolution or liquidation with respect to the issuer of that stock. When such adjustments occur between quarterly adjustments, the number of shares of the relevant Underlying Stock will be adjusted, to the nearest whole share, to maintain that stock's relative weight in the DGE Index at the level immediately prior to the event giving rise to the adjustment. In the event an Underlying Stock is replaced, the average dollar value of the remaining Underlying Stocks will be calculated and that amount will be invested in the new Underlying Stock to the nearest whole share. In both cases, the Divisor will be adjusted, if necessary, to ensure the continuity of the DGE Index's value.

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The value of the DGE Index is published every 15 seconds via the Consolidated Tape Association's Network B. The DGE Index values are also available on broker-dealer terminals and quotation systems.

If any change in the nature of any stock in the DGE Index occurs as a result of delisting, merger, acquisition or other similar event, the American Stock Exchange may delete that stock from the Index and replace it with another stock which the American Stock Exchange believes is representative of the pharmaceutical sector. In making a replacement determination, the American Stock Exchange will ensure that at least 90% of the DGE Index's numerical value will be accounted for by stocks that are eligible for standard options trading.
Indicative Information
The following table sets forth indicative closing values of the DGE Index for each quarter in the period from June 30, 1996 through August 31, 2001, as calculated by the American Stock Exchange using historical trading data for each Underlying Stock obtained from Bloomberg Financial Markets as though the DGE Index had been published during that period and as though its composition mirrored the composition of the DRG Index. The indicative performance of the DGE Index or the Underlying Stocks should not be taken as an indication of future performance. The indicative values set forth below have been adjusted to reflect certain corporate events that affected the relevant trading data, including, but not limited to, stock splits and stock dividends.
DGE Index Value Close
1996
Second Quarter	163.42
Third Quarter	175.60
Fourth Quarter	181.99
1997
First Quarter	192.51
Second Quarter	237.72
Third Quarter	240.29
Fourth Quarter	260.26
1998
First Quarter	311.30
Second Quarter	332.44
Third Quarter	340.17
Fourth Quarter	396.04
1999
First Quarter	413.56
Second Quarter	391.09
Third Quarter	362.47
Fourth Quarter	374.21
2000
First Quarter	384.92
Second Quarter	474.51
Third Quarter	491.86
Fourth Quarter	529.59

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DGE Index Value Close
2001
First Quarter	459.22
Second Quarter	476.68
Third Quarter (through September 27, 2001)	471.50

Source: American Stock Exchange and Bloomberg Financial Markets
The indicative year-to-date dividend yield for the DGE Index as of September 27, 2001 was 1.01%.

The indicative year-to-date dividend yield as of September 27, 2001 is calculated by dividing the total amount of dividends paid on the Underlying Stocks of the DGE Index during that period (less any withholding tax or foreign currency conversion fees with respect to underlying stocks of non-U.S. issuers as described above) on a portfolio of Underlying Stocks replicating the DGE Index, by the indicative closing value of the DGE Index in 2000. We make no representation as to the amount of dividends, if any, that the issuers of the Underlying Stocks will pay in the future.
The following graph illustrates the trends of the indicative closing values of the DGE Index, calculated on a monthly basis, for the periods indicated.
DGE Index—Historical Performance Month End June 1996—Month End August 2001

Discontinuance of the DGE Index; Successor Index; Issuer Redemption Right
If the American Stock Exchange discontinues or suspends publication of the DGE Index and the American Stock Exchange or another entity publishes a successor or substitute index that the Calculation Agent determines to be substantially identical to the discontinued or suspended DGE Index (such index being referred to in this prospectus supplement as a "Successor Index"), then the Successor Index will replace the DGE Index for all purposes, including for purposes of determining the Exchange Ratios to be used in computing the Cash Settlement Value payable based on the shares of common stock underlying the Successor Index, which will be "Underlying Stock."

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice of its selection of a Successor Index to be furnished to the Trustee, to Morgan Stanley and

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to the holders of the Pharmaceutical BOXES within three Trading Days of such selection.

If the American Stock Exchange discontinues or suspends publication of the DGE Index prior to, and that discontinuance or suspension is continuing on, a date on which your Cash Settlement Value is to be determined and the Calculation Agent determines that no Successor Index is available at that time, then on that date (unless we have redeemed the Pharmaceutical BOXES as described above under "—Issuer Redemption Right"), the Calculation Agent or one of its affiliates will determine the Exchange Ratios to be used in computing your Cash Settlement Value. Your Cash Settlement Value will be computed by the Calculation Agent or one of its affiliates in accordance with the formula for and method of calculating the DGE Index last in effect prior to the discontinuance or suspension, using the Market Price at that time (or, if trading in an Underlying Stock has been materially suspended or limited, its good faith estimate of the Market Price that would have prevailed but for that suspension or limitation) for each security most recently comprising the DGE Index.

A material suspension or limitation of trading with respect to an Underlying Stock will be deemed to have occurred upon (i) a suspension, absence or material limitation of trading in that Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in the primary exchange or market of trading for that Underlying Stock; or (ii) a breakdown or failure in the price and trading systems of the primary exchange or market of trading for that Underlying Stock, as a result of which the reported trading prices for that Underlying Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate.

Notwithstanding the foregoing, we will have the right to redeem the Pharmaceutical BOXES at any time that the Calculation Agent determines that there is no appropriate Successor Index, even if this occurs before October , 2008. See "—Issuer Redemption Right" above. If we exercise this right, then from and after the Early Redemption Notice Date the Calculation Agent will cease to calculate the DGE Index and the composition of the Underlying Stocks will become fixed as of that date, except that the Calculation Agent in its sole discretion may make adjustments after that date solely to reflect the occurrence of a corporate or other similar event affecting an Underlying Stock (such as, for example, a merger or other corporate combination or a stock split or reverse stock split). Any such subsequent adjustment will be designed to maintain the relative investment represented by each Underlying Stock at its respective Exchange Ratio as of the Early Redemption Notice Date.
Adjustments to the Pharmaceutical BOXES
If the method of calculating the DGE Index or a Successor Index is modified so that the value of such index is a fraction or multiple of what it would have been had it not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust the Exchange Ratios of the Underlying Stocks in order to arrive at a value of the Pharmaceutical BOXES relative to the DGE Index or such Successor Index as if the DGE Index or Successor Index had not been modified (e.g., as if such split had not occurred). The fraction used in calculating supplemental coupon amounts (including with respect to

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the initial DGE Index value) is also subject to adjustment in these circumstances.
Credit Exchange Event
If our senior debt rating is downgraded below A- by Standard & Poor's or below A3 by Moody's (or below the equivalent ratings of any successor to Standard & Poor's or Moody's), a Credit Exchange Event will occur. So long as a Credit Exchange Event has occurred and is continuing, the Minimum Exchange Amount will not apply. We will instruct the Trustee to notify you upon the occurrence of a Credit Exchange Event.
Additional Issuances of Pharmaceutical BOXES
We may, without notice to holders of Pharmaceutical BOXES, issue additional Pharmaceutical BOXES having terms identical to those we are offering on the date of this prospectus supplement (other than price). Should we so decide, we currently intend to make such issuances on the third Thursday of any calendar month, but we may make such issuances on any other Trading Day we deem appropriate. The pricing of any new issuance of Pharmaceutical BOXES will be derived from the Market Prices of the Underlying Stocks as of the applicable pricing date at their respective Exchange Ratios, plus the maximum agent's commission specified in the relevant pricing supplement, accrued but unpaid base coupon amounts through the date of the pricing supplement, including, solely for these purposes, (i) base coupon amounts with respect to any Underlying Stock whose next record date for ordinary dividends will occur between the date of the pricing supplement for that issuance of Pharmaceutical BOXES and the date MS & Co. delivers those Pharmaceutical BOXES; (ii) any extraordinary dividend paid during such period; and (iii) accrued but unpaid supplemental coupon amounts to, but not including, the date of the pricing supplement. The prices of Pharmaceutical BOXES so issued could be at a premium or discount to then prevailing trading prices of the Pharmaceutical BOXES.
Book-Entry Form
The Pharmaceutical BOXES will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC, which will be designated as the depositary for the registered global securities, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the registered global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC.

The Trustee, in its capacity as paying agent, will make payments of interest, if any, to the account of DTC, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that DTC, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry Pharmaceutical BOXES as shown on the records of DTC. We also expect that payments by DTC's participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants. DTC has advised Morgan Stanley as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing

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corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of the Exchange Act. DTC holds securities deposited with it by its participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Events of Default
Events of default under the Pharmaceutical BOXES will include, among other things, default in payment of any principal (i.e., payment of Cash Settlement Value at maturity or upon redemption or exchange), default for 30 days in the payment of any interest (i.e., payment of base coupon amounts or supplemental coupon amounts) and events of bankruptcy, insolvency or reorganization with respect to us. Upon acceleration of the Pharmaceutical BOXES following the occurrence of an event of default, holders will be entitled to receive their Cash Settlement Value calculated by the Calculation Agent as of the date of the acceleration, plus accrued but unpaid base coupon amounts and accrued but unpaid supplemental coupon amounts up to but excluding the date of acceleration, provided that if prior to the date of acceleration (i) you have submitted an Official Notice of Exchange in accordance with your Exchange Right; or (ii) we have exercised our redemption right with respect to the Pharmaceutical BOXES in accordance with "—Issuer Redemption Right" and "—Early Redemption Notice Date" above and the date of acceleration occurs on or after the sixth Trading Day prior to the Early Redemption Date, the amount you will be entitled to receive will equal the Cash Settlement Value calculated as of the Determination Date, plus accrued but unpaid base coupon amounts accrued up to and including the Exchange Notice Date or up to but excluding the sixth Trading Day prior to the Early Redemption Date, respectively. If we exercise our redemption right and the acceleration date occurs before the sixth Trading Day prior to the Early Redemption Date, you will be entitled to receive your Cash Settlement Value calculated as of the date of acceleration, plus accrued but unpaid base coupon amounts up to, but excluding, the date of acceleration. For a description of all the events that constitute events of default under the Pharmaceutical BOXES, see "Description of Debt Securities—Events of Default" in the accompanying prospectus.
Trustee	The Chase Manhattan Bank.
Calculation Agent	MS & Co.

The Calculation Agent will round all percentages resulting from any calculation with respect to the Pharmaceutical BOXES to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)). All dollar amounts used in, or resulting from, such calculation will be rounded to the nearest cent with five tenths of a cent being rounded upwards.

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The Calculation Agent is solely responsible for determining the Cash Settlement Value and base and supplemental coupon amounts. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on us and holders of the Pharmaceutical BOXES.
Market Disruption Event	A Market Disruption Event with respect to an Underlying Stock will be deemed to have occurred upon:
(i)
a suspension, absence or material limitation of trading of that Underlying Stock on the primary market for that Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in that market; or a breakdown or failure in the price and trade reporting systems of the primary market for that Underlying Stock as a result of which the reported trading prices for that Underlying Stock during the last one-half hour preceding the closing of the principal trading session in that market are materially inaccurate, as determined by the Calculation Agent in its sole discretion; and
(ii)
a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Pharmaceutical BOXES.

For purposes of determining whether a Market Disruption Event has occurred with respect to an Underlying Stock: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange; and (2) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading.
Market Price
If an Underlying Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of that Underlying Stock (or one unit of any such other security) means (i) the last reported sale price, regular way, of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act, on which that Underlying Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any securities exchange or if the last reported sale price is not obtainable (even if that Underlying Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on The Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on that day. If the last reported sale price of the principal trading session is

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not available pursuant to clause (i) or (ii) above, the Market Price for any Trading Day or any Determination Date that is not a Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for that Underlying Stock (or any such other security) obtained from as many dealers in such stock (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of The Nasdaq National Market" shall include a security included in any successor to that system and the term "OTC Bulletin Board Service" shall include any successor to that service.
Underlying Stocks; Public Information
As of the date of this prospectus supplement, each of the issuers of the Underlying Stocks is a reporting company under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (which we refer to as the Commission). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers pursuant to the Exchange Act can be located by reference to its respective Commission file number. In addition, information regarding the issuers of the Underlying Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the American Stock Exchange make any representation or warranty as to the accuracy or completeness of such information.

This prospectus supplement relates only to the Pharmaceutical BOXES offered hereby and does not relate to the DGE Index, the Underlying Stocks or other securities of the issuers of the Underlying Stocks. We have derived all disclosures contained in this prospectus supplement regarding the issuers of the Underlying Stocks from the publicly available documents described above. Neither we nor the American Stock Exchange nor MS & Co. have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Underlying Stocks in connection with the offering of the Pharmaceutical BOXES. Neither we nor the American Stock Exchange nor MS & Co. make any representation that those publicly available documents are or any other publicly available information regarding the issuers of the Underlying Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date of this prospectus supplement (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading prices of the Underlying Stocks (and therefore the value of the DGE Index and the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such

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events or the disclosure of or failure to disclose material future events concerning the issuers of the Underlying Stocks could affect the Cash Settlement Value received on the Maturity Date, any Exchange Date or the Early Redemption Date with respect to the Pharmaceutical BOXES and therefore the trading prices of the Pharmaceutical BOXES. The statements in the preceding four sentences are not intended to affect the rights of the holders of the Pharmaceutical BOXES under the securities laws.

Neither we nor any of our affiliates make any representation to you as to the performance of any of the Underlying Stocks or the DGE Index as a whole. Neither we nor any of our affiliates can offer any assurance as to the composition of the Underlying Stocks at the time you receive your Cash Settlement Value since such composition may change over time.
At the time you receive your Cash Settlement Value, some or all of the issuers of the Underlying Stocks may not be reporting companies under the Exchange Act.
Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Pharmaceutical BOXES will be used for general corporate purposes and by us or one or more of our affiliates in connection with hedging our obligations under the Pharmaceutical BOXES. See also "Use of Proceeds" in the accompanying prospectus.

On or prior to the date of this prospectus supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Pharmaceutical BOXES by taking positions in the Underlying Stocks or in other instruments. If we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the Issue Price of the Pharmaceutical BOXES. Through our subsidiaries, we are likely to modify any hedge position throughout the life of the Pharmaceutical BOXES by purchasing and selling the Underlying Stocks and other instruments. Although we have no reason to believe that hedging activity or other trading activities that we have, or any of our affiliates have, engaged in or may engage in have had or will have a material impact on the price of the Underlying Stocks or the DGE Index, we cannot give any assurance that these activities have not or will not affect those prices.
License Agreement between the American Stock Exchange and Morgan Stanley
The use of and reference to the DGE Index in connection with the Pharmaceutical BOXES has been consented to by the American Stock Exchange, the publisher of the DGE Index. "AMEX Equal Weighted Pharmaceutical Index" and "DGE Index" are service marks of the American Stock Exchange. All rights to the DGE Index are owned by the American Stock Exchange. We, the Calculation Agent and the Trustee disclaim any and all responsibility for the calculation or other maintenance of or any adjustments to the DGE Index. The American Stock Exchange has the right to change the composition of the DGE Index and to cease calculation and publication of the DGE Index. In addition, the American Stock Exchange has no relationship to us or the Pharmaceutical BOXES; it does not sponsor, endorse, authorize, sell or promote the Pharmaceutical BOXES, and has no obligation or liability in connection with the administration, marketing or trading of

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the Pharmaceutical BOXES or with the calculation of the Cash Settlement Value that may be payable in the circumstances described under "—Cash Settlement Value Payable at Maturity or upon Exchange or Issuer Redemption" above.
ERISA Matters for Pension Plans and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Pharmaceutical BOXES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Dean Witter Reynolds Inc. ("DWR"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Code with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Pharmaceutical BOXES are acquired by or with the assets of a Plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Pharmaceutical BOXES are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Pharmaceutical BOXES. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Because we may be considered a party in interest with respect to many Plans, the Pharmaceutical BOXES may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Pharmaceutical BOXES will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding the Pharmaceutical BOXES that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such

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purchase and holding is not prohibited by ERISA or Section 4975 of the Code.

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Pharmaceutical BOXES on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the Pharmaceutical BOXES have exclusive responsibility for ensuring that their purchase and holding of the Pharmaceutical BOXES do not violate the prohibited transaction rules of ERISA or the Code.
U.S. Federal Income Tax Consequences	The following is a discussion of the material U.S. federal income tax consequences that may be relevant to you if you are a beneficial owner of Pharmaceutical BOXES who is
• an individual who is a citizen or resident of the United States,
• a U.S. domestic corporation, or
• any other person that is subject to U.S. federal income tax on a net income basis in respect of your investment in the Pharmaceutical BOXES (any of the foregoing, a "U.S. person").

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to you if you are an initial holder of the Pharmaceutical BOXES who will purchase the Pharmaceutical BOXES at the Issue Price in the original issuance or any additional issuance and who will hold the Pharmaceutical BOXES as capital assets. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Pharmaceutical BOXES by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers. Thus, for example, this summary does not address all aspects of federal income taxation that may be relevant to you in light of your individual investment circumstances or if you are a taxpayer subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Pharmaceutical BOXES as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment or who acquire Pharmaceutical BOXES within 30 days of selling shares of any of the

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Underlying Stocks at a loss. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. You should consult with your tax advisor in determining whether an investment in Pharmaceutical BOXES is appropriate for you in light of your personal tax circumstances.

No statutory, judicial or administrative authority directly addresses the characterization of the Pharmaceutical BOXES or instruments similar to the Pharmaceutical BOXES for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Pharmaceutical BOXES are not certain. Because of the lack of legal authority, our special tax counsel, Cleary, Gottlieb, Steen & Hamilton ("Tax Counsel") is unable to render an opinion as to the proper U.S. federal income tax characterization of the Pharmaceutical BOXES. The material U.S. federal income tax consequences of an investment in the Pharmaceutical BOXES are the timing and character of income on the Pharmaceutical BOXES. Because these consequences depend on the characterization of the Pharmaceutical BOXES, Tax Counsel is unable to render an opinion on the material U.S. federal income tax consequences of an investment in the Pharmaceutical BOXES. As described in "Taxation of the Pharmaceutical BOXES" below, pursuant to the terms of the Pharmaceutical BOXES, Morgan Stanley and you agree to treat each Pharmaceutical BOXES as a prepaid cash settlement forward contract with respect to a portfolio of stocks consisting of the Underlying Stocks for the delivery at maturity or upon exchange or redemption of a cash amount equal to the sum of your Cash Settlement Value and certain accrued but unpaid coupon amounts in exchange for a fixed purchase price. You will be required to characterize the Pharmaceutical BOXES for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. The following description of the treatment of Pharmaceutical BOXES for U.S. federal income tax purposes under that characterization and under possible alternative treatment is based on the advice of Tax Counsel. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the Pharmaceutical BOXES, and no assurance can be given that the IRS will agree with the treatment of the Pharmaceutical BOXES described below. Accordingly, you should consult your tax advisor in determining the tax consequences of an investment in the Pharmaceutical BOXES, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Taxation of the Pharmaceutical BOXES. Pursuant to the terms of the Pharmaceutical BOXES, Morgan Stanley and you will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Pharmaceutical BOXES for all tax purposes as a prepaid cash settlement forward contract with respect to a portfolio of stocks consisting of the Underlying Stocks under which:
•
at the time of issuance of the Pharmaceutical BOXES you pay us a fixed amount of cash equal to the Issue Price of the Pharmaceutical BOXES in consideration for our obligation to deliver to you at maturity or upon exchange or redemption the cash amount described under "Description of the Pharmaceutical

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BOXES—Cash Settlement Value Payable at Maturity or upon Exchange or Issuer Redemption" above;
•
until maturity, exchange or redemption we will be obligated to pay amounts equal to the base coupons and supplemental coupons as a return on the Pharmaceutical BOXES that constitutes income to you; and
•
at maturity or upon exchange or redemption we will deliver to you a cash amount equal to the sum of the Cash Settlement Value and certain accrued but unpaid coupon amounts in full satisfaction of our obligation under the prepaid cash settlement forward contract.

Consistent with the above characterization, base and supplemental coupon amounts paid generally will be treated as ordinary income that is taken into account in accordance with your method of accounting. If you are an accrual method taxpayer, while not free from doubt, it is expected that you would accrue each supplemental coupon at a rate equal to 0.05% of one tenth of the closing value of the DGE Index on the date of this prospectus supplement until the amount of the coupon is fixed. If the actual coupon amount is less than the accrued coupon amount, the accrued amount would then be reduced to reflect the difference between the accrued and actual amounts. Your tax basis in Pharmaceutical BOXES generally will equal your cost for the Pharmaceutical BOXES. Upon the sale, exchange, maturity, redemption or other taxable disposition of Pharmaceutical BOXES, you generally will recognize capital gain or loss equal to the difference between the amount realized on sale, exchange, maturity, redemption or other taxable disposition and your tax basis in the Pharmaceutical BOXES. Capital gain or loss generally will be long-term capital gain or loss if you held the Pharmaceutical BOXES for more than one year at the time of disposition. Any non-cash adjustments made to the DGE Index are not expected to result in a taxable disposition of the Pharmaceutical BOXES. It is uncertain whether amounts received on disposition that are attributable to accrued but unpaid coupons reduce your amount realized or increase your basis in Pharmaceutical BOXES. You should consult your tax advisor regarding the treatment of coupons on the Pharmaceutical BOXES, including accrued but unpaid coupons on the disposition of Pharmaceutical BOXES.

The treatment of base coupon amounts attributable to extraordinary dividends, if any, that are paid as a result of a merger, reorganization or other corporate events involving an issuer of any of the Underlying Stocks or that would not be treated as dividends by you if you held your pro rata share of the Underlying Stock is uncertain. In appropriate circumstances, we intend to take the position that such coupons will be treated as a partial redemption of your investment in the Pharmaceutical BOXES, and to report the coupons to the IRS in that manner. Under this characterization, you would recognize gain or loss at the time of the partial redemption, which will equal the difference between the cash received and the pro rata portion of your tax basis in the Pharmaceutical BOXES allocable to that cash (based upon the amount of such cash compared to the fair market value of the Pharmaceutical BOXES at the time of payment). Your tax basis in the Pharmaceutical BOXES would be reduced by the portion of the tax basis allocable to the cash received. For example, if you paid $10,000 for 100 Pharmaceutical BOXES and later receive a base coupon of $1500 as a result of the merger of an issuer of one of the Underlying

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Stocks, and the value of the 100 Pharmaceutical BOXES immediately prior to the coupon payment is $15,000, you would allocate 10% ($1500 divided by $15,000) of your $10,000 basis, or $1000, to the $1500 cash received. Accordingly, your gain would be $500 (equal to $1500 cash received less $1000 basis allocated to that cash) and your basis in the BOXES would be reduced to $9000. It is also possible, however, that the IRS would take the view that all coupons attributable to extraordinary dividends are additional ordinary income to you, in which case your basis in the Pharmaceutical BOXES would not be reduced as a result of receiving such coupons. Prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of receiving such base coupons.

Constructive Ownership. Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. Section 1260 in its current form would not apply to Pharmaceutical BOXES, except to the extent that the portfolio of Underlying Stocks includes shares of any non-U.S. issuers that are not active foreign operating companies. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to Pharmaceutical BOXES. If Section 1260 were to apply to Pharmaceutical BOXES, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, redemption or other taxable disposition of the Pharmaceutical BOXES as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had acquired the relevant Underlying Stocks on the issue date of the Pharmaceutical BOXES and disposed of those Underlying Stocks upon disposition of the Pharmaceutical BOXES. In addition, Section 1260 would impose an interest charge on the gain that was recharacterized on the sale, exchange, maturity, redemption or other taxable disposition of the Pharmaceutical BOXES.

Possible Alternative Treatment. Notwithstanding our and your contractual obligation to treat the Pharmaceutical BOXES in accordance with the above characterization, there can be no assurance that the IRS will accept, or that a court will uphold, this characterization. The documentation of the Pharmaceutical BOXES as our unsecured debt obligations suggests that the IRS might seek to apply to the Pharmaceutical BOXES the Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). If the IRS were successful in doing this, then, among other matters,
•
you would be required to accrue original issue discount on Pharmaceutical BOXES every year at a "comparable yield" for Morgan Stanley, determined at the time of issuance of the Pharmaceutical BOXES, in an amount that is likely to exceed the aggregate annual coupon payments you will receive;

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• the amount of original issue discount that you would accrue for every year would be adjusted to the extent that actual base coupon amounts differ from the "projected" amounts of those payments; and
•
on the sale, exchange, maturity, redemption, or other taxable disposition of the Pharmaceutical BOXES, you would recognize ordinary income, or ordinary loss to the extent of your aggregate prior accruals of original issue discount and capital loss thereafter, rather than capital gain or loss.

Even if the Contingent Payment Regulations do not apply to the Pharmaceutical BOXES it is possible that the IRS could seek to characterize the Pharmaceutical BOXES in a manner that results in tax consequences to you different from those described above. Under an alternative characterization of the Pharmaceutical BOXES, it is possible, for example, that Pharmaceutical BOXES could be treated as an investment unit consisting of a deposit paying interest at the rate Morgan Stanley would pay on non-exchangeable senior notes maturing at the same time as the Pharmaceutical BOXES, plus a cash-settlement forward contract with respect to a portfolio of stocks consisting of the Underlying Stocks, in which case you would be required to accrue interest at a rate that is likely to be higher than the base coupon and supplemental coupon amounts you will receive.

Non-United States Persons. Because the characterization of the coupon payments for U.S. federal income tax purposes is uncertain, if you are not a U.S. person, Morgan Stanley will withhold 30% U.S. federal income tax on the coupon payments made with respect to the Pharmaceutical BOXES. It may be possible to reduce this rate of tax under the portfolio interest exemption (which, subject to certain exceptions, exempts nonresident alien individuals and foreign corporations from tax on interest payments on debt from U.S. sources) or a U.S. income tax treaty. If you are eligible for a reduced rate of U.S. withholding tax pursuant to the portfolio interest exemption or a tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Any capital gain realized upon the sale, exchange, maturity, redemption, or other taxable disposition of the Pharmaceutical BOXES by you will generally not be subject to U.S. federal income tax if such gain is not effectively connected with a U.S. trade or business of yours and, if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the disposition. You should consult your tax advisor regarding the treatment of a disposition of Pharmaceutical BOXES if you are the beneficial owner of more than 5% of the Pharmaceutical BOXES.

Backup Withholding and Information Reporting. You may be subject to information reporting and to backup withholding with respect to certain amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to you under the backup withholding rules are allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

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In addition, the Internal Revenue Service and U.S. Treasury Department have indicated that they plan to publish guidance with respect to accrual of income on certain derivative financial instruments with contingent payments, including prepaid forward contracts. If such guidance were issued, you could be required to include income in an amount greater than the base and supplemental coupon amounts you will receive.
Underwriter
Under the terms and conditions contained in an underwriting agreement dated the date of this prospectus supplement (which we refer to as the Underwriting Agreement), MS & Co. has agreed to purchase, and Morgan Stanley has agreed to sell, all of the Pharmaceutical BOXES if any are sold.

MS & Co. is offering the Pharmaceutical BOXES subject to its acceptance of the Pharmaceutical BOXES from Morgan Stanley and subject to prior sale. The Underwriting Agreement provides that the obligations of MS & Co. to pay for and accept delivery of the Pharmaceutical BOXES offered hereby are subject to the approval of certain legal matters by its counsel and to certain other conditions. MS & Co. is obligated to take and pay for all the Pharmaceutical BOXES offered hereby if any Pharmaceutical BOXES are taken.

MS & Co. initially proposes to offer the Pharmaceutical BOXES directly to the public at the public offering price set forth on the cover page of this prospectus supplement The price to public for investors purchasing:
• less than or equal to 999 Pharmaceutical BOXES in any single transaction will be $ per Pharmaceutical BOXES ( % of the issue price);
• 1,000 or more but less than 5,000 Pharmaceutical BOXES in any single transaction will be $ per Pharmaceutical BOXES ( % of the issue price);
• 5,000 or more but less than 10,000 Pharmaceutical BOXES in any single transaction will be $ per Pharmaceutical BOXES ( % of the issue price);
• 10,000 or more but less than 25,000 Pharmaceutical BOXES in any single transaction will be $ per Pharmaceutical BOXES ( % of the issue price); and
• 25,000 or more Pharmaceutical BOXES in any single transaction will be $ per Pharmaceutical BOXES ( % of the issue price).
After the initial offering of the Pharmaceutical BOXES, the offering price and other selling terms described above may from time to time be varied by MS & Co.
Application has been made to list the Pharmaceutical BOXES on the American Stock Exchange and the Philadelphia Stock Exchange.

MS & Co. is a wholly owned subsidiary of Morgan Stanley. MS & Co. will conduct the offering of the Pharmaceutical BOXES in compliance with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm's distributing the securities of an affiliate.

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Following the initial distribution of the Pharmaceutical BOXES, MS & Co. and other affiliates of ours may offer and sell the Pharmaceutical BOXES in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale or otherwise. MS & Co. and such other affiliates may act as principal or agent in those transactions. MS & Co. and such other affiliates may use this prospectus supplement and the accompanying prospectus in connection with any of those transactions. MS & Co. and such other affiliates are not obligated to make a market in the Pharmaceutical BOXES and may discontinue any market-making activities at any time without notice.

Neither MS & Co. nor any dealer utilized in the initial offering of these securities will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

The aggregate proceeds to Morgan Stanley are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the Pharmaceutical BOXES. We estimate that we will spend approximately $ for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering.

In order to facilitate the offering of the Pharmaceutical BOXES, MS & Co. may engage in transactions that stabilize, maintain or otherwise affect the price of the Pharmaceutical BOXES. Specifically, MS & Co. may sell more shares than it is obligated to purchase under the Underwriting Agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Pharmaceutical BOXES available for purchase by MS & Co. under the over allotment option. MS & Co. can close out a covered short sale by exercising the over allotment option or purchasing Pharmaceutical BOXES in the open market. In determining the source of Pharmaceutical BOXES to close out a covered short sale, MS & Co. will consider, among other things, the open market price of the Pharmaceutical BOXES compared to the price available under the over allotment option. MS & Co. may also sell shares in excess of the over allotment option, creating a naked short position. MS & Co. must close out any naked short position by purchasing Pharmaceutical BOXES in the open market. A naked short position is more likely to be created if MS & Co. is concerned that there may be downward pressure on the price of the Pharmaceutical BOXES in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, MS & Co. may bid for, and purchase, Pharmaceutical BOXES in the open market to stabilize the price of the Pharmaceutical BOXES. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Pharmaceutical BOXES in the offering, if the syndicate repurchases previously distributed Pharmaceutical BOXES to cover syndicate short positions or to stabilize the price of the Pharmaceutical BOXES. These activities may raise or maintain the market price of the Pharmaceutical BOXES above independent market levels or prevent or retard a decline in the market price of the Pharmaceutical BOXES. MS & Co. is not required to engage in these activities, and may end any of these activities at any time.

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We may issue additional Pharmaceutical BOXES having terms identical to those we are offering under this prospectus supplement (other than price). In connection with the issuance of any additional Pharmaceutical BOXES, MS & Co. may act as an agent in using its best efforts to solicit offers to purchase those additional Pharmaceutical BOXES or it may act as principal in purchasing those Pharmaceutical BOXES, as it may determine. The capacity in which MS & Co. acts in those cases will be specified in a pricing supplement to this prospectus supplement. MS & Co. may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. Morgan Stanley and MS & Co. have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. Morgan Stanley has also agreed to reimburse MS & Co. for specified expenses.

Concurrently with the offering of the Pharmaceutical BOXES through MS & Co., we may issue other debt securities under the indentures referred to in the prospectus attached hereto or other units described in that prospectus. Those debt securities may include medium-term notes and units under our prospectus supplement relating to our Global Medium-Term Notes and Global Units, Series C and under our prospectus supplement relating to our Global Medium-Term Notes and Global Units, Series D and E.
Legal Matters
Cleary, Gottlieb, Steen & Hamilton will pass upon the validity of the Pharmaceutical BOXES for Morgan Stanley. Cleary, Gottlieb, Steen & Hamilton will also pass upon some legal matters relating to the Pharmaceutical BOXES for MS & Co.

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ANNEX A

    This Annex forms an integral part of the prospectus.

    The following tables provide the amount of ordinary dividends paid annually per share, or, in the case of AstraZeneca PLC and GlaxoSmithKline plc, per ADR, and the annual dividend yield for each of the issuers of Underlying Stocks that have paid ordinary dividends during the previous seven calendar years. The annual dividend yield for each year specified is calculated by dividing the amount of ordinary dividends per share or ADR paid by the issuer in the year by the closing price in the immediately preceding year for a share of common stock of the issuer or ADR. The year-to-date dividend yield for the issuer as of the date of this prospectus supplement is also provided. The year-to-date dividend yield is calculated by dividing the amount of ordinary dividends per share or ADR paid by the issuer in 2001 by the closing price for a share of common stock of the issuer or ADR on December 29, 2000. Based on this data, we also indicate the base coupon amounts you would have received to date attributable to ordinary dividends of each issuer of the Underlying Stocks less, in the case of AstraZeneca PLC and GlaxoSmithKline plc, withholding taxes that would be imposed on those amounts if paid to a U.S. portfolio investor and less any foreign currency conversion fees or other similar amounts that would be deducted from such amounts if paid to a U.S. portfolio investor, giving effect to the Exchange Ratios as of the date of this prospectus supplement. The actual base coupon amounts attributable to any Underlying Stock will vary depending on the issuer's dividend policy, trading prices for that Underlying Stock and the related Exchange Ratio, each of which is subject to change from time to time without notice to you.

    We obtained the information listed below from Bloomberg Financial Markets, and we believe the information to be accurate. You should not take the historical dividends of the Underlying Stock as an indication of future dividends. In addition, an issuer's year-to-date dividend yield is subject to change as the issuer's dividend rate changes.

    The following issuers did not pay any dividends with respect to their Underlying Stocks from the period beginning January 1, 1996 and ending September 27, 2001: Amgen Inc., Forest Laboratories, Inc. and King Pharmaceuticals, Inc.

ABBOTT LABORATORIES

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.4650	2.23%
1997	0.5250	2.07
1998	0.5850	1.79
1999	0.6600	1.35
2000	0.7400	2.04

    The amount of ordinary dividends per share paid to date by Abbott Laboratories in 2001 was $0.6100, and the year-to-date dividend yield is 1.61%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0374 for each Pharmaceutical BOXES.

AMERICAN HOME PRODUCTS CORPORATION

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.7825	3.23%
1997	0.8300	2.83
1998	0.8700	2.27
1999	0.9050	1.61
2000	0.9200	2.34

    The amount of ordinary dividends per share paid to date by American Home Products Corporation in 2001 was $0.6900, and the year-to-date dividend yield is 1.39%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant

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throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0368 for each Pharmaceutical BOXES.

ASTRAZENECA PLC

	Annual Dividends per Share	Annual Dividend Yield
1996	*	*
1997	*	*
1998	$0.6876	1.95%
1999	0.6761	1.54
2000	0.7000	1.72

    The amount of ordinary dividends per ADR paid to date by AstraZeneca PLC in 2001 was $0.4700, and the year-to-date dividend yield is 1.17%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0318 for each Pharmaceutical BOXES.

BRISTOL-MYERS SQUIBB COMPANY

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.7500	3.67%
1997	0.7600	2.93
1998	0.7800	1.73
1999	0.8600	1.35
2000	0.9800	1.60

    The amount of ordinary dividends per share paid to date by Bristol-Myers Squibb Company in 2001 was $0.8250, and the year-to-date dividend yield is 1.50%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0468 for each Pharmaceutical BOXES.

GLAXOSMITHKLINE PLC

    GlaxoSmithKline plc did not pay any dividends with respect to its common stock from 1996 to 2000. The amount of ordinary dividends per ADR paid to date by GlaxoSmithKline plc in 2001 was $0.2586, and the year-to-date dividend yield is 0.59%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0151 for each Pharmaceutical BOXES.

*
The amount of ordinary dividends per ADR paid by AstraZeneca PLC in 1996 and 1997, net of withholding taxes that would have been imposed on those dividends if paid to a U.S. portfolio investor and net of any foreign currency conversion fees or other similar amounts that would have been deducted from those amounts if paid to a U.S. portfolio investor, was not available from Bloomberg Financial Markets.

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IVAX CORPORATION

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.0267	0.18%

    IVAX Corporation did not pay any dividends from 1997 to 2000, and has not paid any dividends to date in 2001, with respect to its common stock.

JOHNSON & JOHNSON

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.3675	1.72%
1997	0.4250	1.71
1998	0.4850	1.47
1999	0.5450	1.30
2000	0.6200	1.33

    The amount of ordinary dividends per share paid to date by Johnson & Johnson in 2001 was $0.5200, and the year-to-date dividend yield is 1.27%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0288 for each Pharmaceutical BOXES.

ELI LILLY AND COMPANY

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.6850	2.44%
1997	0.7400	2.03
1998	0.8000	1.15
1999	0.9200	1.04
2000	1.0400	1.56

    The amount of ordinary dividends per share paid to date by Eli Lilly and Company in 2001 was $0.8400, and the year-to-date dividend yield is 1.16%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0328 for each Pharmaceutical BOXES.

MERCK & CO., INC.

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.7100	2.16%
1997	0.8450	2.12
1998	0.9450	1.78
1999	1.1000	1.49
2000	1.2100	1.80

    The amount of ordinary dividends per share paid to date by Merck & Co., Inc. in 2001 was $1.0200, and the year-to-date dividend yield is 1.40%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year,

A–3

this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0449 for each Pharmaceutical BOXES.

PFIZER INC.

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.2000	1.90%
1997	0.2267	1.64
1998	0.2533	1.02
1999	0.3067	0.74
2000	0.3600	1.11

    The amount of ordinary dividends per share paid to date by Pfizer Inc. in 2001 was $0.3300, and the year-to-date dividend yield is 0.92%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0266 for each Pharmaceutical BOXES.

PHARMACIA CORPORATION

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.5880	2.40%
1997	0.3650	0.94
1998	0.1200	0.29
1999	0.1200	0.25
2000	0.2850	0.80

    The amount of ordinary dividends per share paid to date by Pharmacia Corporation in 2001 was $0.3750, and the year-to-date dividend yield is 0.79%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0283 for each Pharmaceutical BOXES.

SCHERING-PLOUGH CORPORATION

	Annual Dividends per Share	Annual Dividend Yield
1996	$0.3200	2.34%
1997	0.3675	2.27
1998	0.4250	1.37
1999	0.4850	0.88
2000	0.5450	1.29

    The amount of ordinary dividends per share paid to date by Schering-Plough Corporation in 2001 was $0.4600, and the year-to-date dividend yield is 1.04%. For illustrative purposes only, giving effect to the related Exchange Ratio as of the date of this prospectus supplement and assuming that such Exchange Ratio remained constant throughout the year, this amount of ordinary dividends would have resulted in base coupon payments to date in 2001 totaling $0.0407 for each Pharmaceutical BOXES.

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ANNEX B

OFFICIAL NOTICE OF EXCHANGE

    Dated: On or after November  , 2001

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: William Threadgill)

Dear Sirs:

    The undersigned holder of the Basket Opportunity eXchangeablE SecuritiesSM due October 30, 2031, exchangeable for an amount of cash based on the value of the stocks underlying the American Stock Exchange's DGE Index of Morgan Stanley Dean Witter & Co. (CUSIP No.      ) (the "Pharmaceutical BOXES") hereby irrevocably elects to exercise with respect to the number of Pharmaceutical BOXES indicated below, as of the date hereof, the Exchange Right as described in the prospectus supplement dated      , 2001 (the "Prospectus Supplement") to the Prospectus dated January 24, 2001 related to Registration Statement No. 333-47576. Terms not defined herein have the meanings given to such terms in the Prospectus Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

    The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Pharmaceutical BOXES indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Pharmaceutical BOXES); and (ii) it will cause the Pharmaceutical BOXES to be exchanged to be transferred to the Trustee on the Exchange Date.

Very truly yours,

[Name of Holder]
By:

[Title]

[Tel. No.]

[Fax No.]
Number of Pharmaceutical BOXES surrendered for exchange[1]:

Receipt of the above Official
Notice of Exchange is hereby acknowledged.

MORGAN STANLEY DEAN WITTER & CO., as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By: MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:

Title:

Date and time of acknowledgment:

1	Minimum 10,000 Pharmaceutical BOXES unless a Credit Exchange Event (as defined in the Prospectus Supplement) has occurred and is continuing.

Daily
Calcium

BOXES[SM]

PATENT PENDING

CS 38984 09/01